                                                                    EXHIBIT 10.1


                             LOAN AND SECURITY AGREEMENT

                                Dated:  July 14, 1994

                                     $65,000,000



                                        among



                                 MORGAN PRODUCTS LTD.

                                     as Borrower,


                               THE LENDERS NAMED HEREIN

                                     as Lenders,


                                         and


                            BARCLAYS BUSINESS CREDIT, INC.

                                 as Agent and Lender

                                  TABLE OF CONTENTS
                                                                            Page


     SECTION 1.  GENERAL DEFINITIONS . . . . . . . . . . . . . . . . . . . . .

          1.1.   Defined Terms . . . . . . . . . . . . . . . . . . . . . . . .
          1.2.   Accounting Terms  . . . . . . . . . . . . . . . . . . . . . .
          1.3.   Other Terms . . . . . . . . . . . . . . . . . . . . . . . . .
          1.4.   Certain Matters of Construction . . . . . . . . . . . . . . .

     SECTION 2.  CREDIT FACILITY . . . . . . . . . . . . . . . . . . . . . . .

          2.1.   Revolving Credit Loans  . . . . . . . . . . . . . . . . . . .
          2.2.   Manner of Borrowing Revolving Credit Loans  . . . . . . . . .
          2.3.   Letters of Credit; LC Guaranties  . . . . . . . . . . . . . .
          2.4.   All Loans to Constitute One Obligation  . . . . . . . . . . .
          2.5.   Loan Account  . . . . . . . . . . . . . . . . . . . . . . . .

     SECTION 3.  INTEREST, FEES, TERM AND REPAYMENT  . . . . . . . . . . . . .

          3.1.   Interest, Fees and Charges  . . . . . . . . . . . . . . . . .
          3.2.   Letter of Credit and LC Guaranty Fees . . . . . . . . . . . .
          3.3.   Term of Agreement . . . . . . . . . . . . . . . . . . . . . .
          3.4.   Termination . . . . . . . . . . . . . . . . . . . . . . . . .
          3.5.   Payments  . . . . . . . . . . . . . . . . . . . . . . . . . .
          3.6.   Application of Payments and Collections . . . . . . . . . . .
          3.7.   Sharing of Payments, Etc. . . . . . . . . . . . . . . . . . .
          3.8.   Statements of Account . . . . . . . . . . . . . . . . . . . .

     SECTION 4.  COLLATERAL:  GENERAL TERMS  . . . . . . . . . . . . . . . . .

          4.1.   Security Interest in Collateral . . . . . . . . . . . . . . .
          4.2.   Lien on Realty  . . . . . . . . . . . . . . . . . . . . . . .
          4.3.   Representations, Warranties and Covenants -- Collateral . . .
          4.4.   Lien Perfection . . . . . . . . . . . . . . . . . . . . . . .
          4.5.   Location of Collateral  . . . . . . . . . . . . . . . . . . .
          4.6.   Insurance of Collateral . . . . . . . . . . . . . . . . . . .
          4.7.   Protection of Collateral  . . . . . . . . . . . . . . . . . .
          4.8.   Release . . . . . . . . . . . . . . . . . . . . . . . . . . .

     SECTION 5.  PROVISIONS RELATING TO ACCOUNTS . . . . . . . . . . . . . . .

          5.1.   Representations, Warranties and Covenants . . . . . . . . . .
          5.2.   Borrowing Base Certificates, Assignments, Records and
                 Schedules of Accounts . . . . . . . . . . . . . . . . . . . .
          5.3.   Administration of Accounts  . . . . . . . . . . . . . . . . .
          5.4.   Collection of Accounts. . . . . . . . . . . . . . . . . . . .
          5.5.   Notice Regarding Disputed Accounts  . . . . . . . . . . . . .

     SECTION 6.  PROVISIONS RELATING TO INVENTORY  . . . . . . . . . . . . . .

          6.1.   Representations, Warranties and Covenants . . . . . . . . . .
          6.2.   Inventory Reports . . . . . . . . . . . . . . . . . . . . . .
          6.3.   Returns of Inventory  . . . . . . . . . . . . . . . . . . . .

     SECTION 7.  PROVISIONS RELATING TO EQUIPMENT  . . . . . . . . . . . . . .

          7.1.   Representations, Warranties and Covenants . . . . . . . . . .
          7.2.   Evidence of Ownership of Equipment  . . . . . . . . . . . . .
          7.3.   Records and Schedules of Equipment  . . . . . . . . . . . . .

     SECTION 8.  REPRESENTATIONS AND WARRANTIES  . . . . . . . . . . . . . . .

          8.1.   General Representations and Warranties  . . . . . . . . . . .
          8.2.   Reaffirmation . . . . . . . . . . . . . . . . . . . . . . . .
          8.3.   Survival of Representations and Warranties  . . . . . . . . .

     SECTION 9.  COVENANTS AND CONTINUING AGREEMENTS . . . . . . . . . . . . .

          9.1.   Affirmative Covenants . . . . . . . . . . . . . . . . . . . .
          9.2.   Negative Covenants  . . . . . . . . . . . . . . . . . . . . .
          9.3.   Specific Financial Covenants  . . . . . . . . . . . . . . . .

     SECTION 10. CONDITIONS PRECEDENT  . . . . . . . . . . . . . . . . . . . .

          10.1.  Documentation . . . . . . . . . . . . . . . . . . . . . . . .
          10.2.  Other Conditions  . . . . . . . . . . . . . . . . . . . . . .

     SECTION 11. EVENTS OF DEFAULT: RIGHTS AND REMEDIES ON
                 DEFAULT . . . . . . . . . . . . . . . . . . . . . . . . . . .

          11.1.  Events of Default . . . . . . . . . . . . . . . . . . . . . .
          11.2.  Acceleration of the Obligations . . . . . . . . . . . . . . .
          11.3.  Remedies  . . . . . . . . . . . . . . . . . . . . . . . . . .
          11.4.  Remedies Cumulative; No Waiver  . . . . . . . . . . . . . . .

     SECTION 12. THE AGENT . . . . . . . . . . . . . . . . . . . . . . . . . .

          12.1.  Authorization and Action  . . . . . . . . . . . . . . . . . .
          12.2.  Agent's Reliance, Etc.  . . . . . . . . . . . . . . . . . . .
          12.3.  BCI and Affiliates  . . . . . . . . . . . . . . . . . . . . .
          12.4.  Lender Credit Decision  . . . . . . . . . . . . . . . . . . .
          12.5.  Indemnification . . . . . . . . . . . . . . . . . . . . . . .
          12.6.  Successor Agent . . . . . . . . . . . . . . . . . . . . . . .

     SECTION 13. MISCELLANEOUS . . . . . . . . . . . . . . . . . . . . . . . .

          13.1.  Power of Attorney . . . . . . . . . . . . . . . . . . . . . .
          13.2.  Indemnity . . . . . . . . . . . . . . . . . . . . . . . . . .
          13.3.  Complete Agreement; Modification of Agreement; Sale of
                 Interest  . . . . . . . . . . . . . . . . . . . . . . . . . .
          13.4.  Reimbursement of Expenses . . . . . . . . . . . . . . . . . .
          13.5.  Indulgences Not Waivers . . . . . . . . . . . . . . . . . . .
          13.6.  Severability  . . . . . . . . . . . . . . . . . . . . . . . .
          13.7.  Successors and Assigns  . . . . . . . . . . . . . . . . . . .
          13.8.  Cumulative Effect; Conflict of Terms  . . . . . . . . . . . .
          13.9.  Execution in Counterparts . . . . . . . . . . . . . . . . . .
          13.10. Notice  . . . . . . . . . . . . . . . . . . . . . . . . . . .
          13.11. Agent's or Required Lenders' Consent  . . . . . . . . . . . .
          13.12. Demand Obligations  . . . . . . . . . . . . . . . . . . . . .
          13.13. Time of Essence . . . . . . . . . . . . . . . . . . . . . . .

          13.14. Entire Agreement  . . . . . . . . . . . . . . . . . . . . . .
          13.15. Interpretation  . . . . . . . . . . . . . . . . . . . . . . .
          13.16. GOVERNING LAW; CONSENT TO FORUM . . . . . . . . . . . . . . .
          13.17. WAIVERS BY BORROWER . . . . . . . . . . . . . . . . . . . . .
          13.18  Publicity . . . . . . . . . . . . . . . . . . . . . . . . . .

     EXHIBITS

     Exhibit A   Form of Revolving Credit Note - Section 1.1
     Exhibit B   Borrower's Business Locations - Section 4.5, 6.1(A), 8.1(W)
                 and Section 9.2(M)
     Exhibit C   Form of Borrowing Base Certificate - Section 5.2
     Exhibit D   Jurisdictions in Which Borrower is Authorized to do Business -
                 Section 8.1(A)
     Exhibit E   Corporate Names and Predecessors - Section 8.1(B) and 9.2(P)
     Exhibit F   Patents, Trademarks, Copyrights and Licenses - Section 8.1(H)
     Exhibit G   Capital Structure and Affiliates - Section 8.1(I)
     Exhibit H   Contracts Restricting Borrower's Right to Incur Debts - Section
                 8.1(K)
     Exhibit I   Litigation - Section 8.1(L)
     Exhibit J   Pension Plans - Section 8.1(P)
     Exhibit K   Labor Contracts - Section 8.1(R)
     Exhibit L   Exceptions to Compliance with Laws - Section 8.1(S)
     Exhibit M   Surety Obligations - Section 8.1(T)
     Exhibit N   Capitalized Leases - Section 8.1(Y)
     Exhibit O   Operating Leases - Section 8.1(Y)
     Exhibit P   Form of Compliance Certificate - Section 9.1(J)
     Exhibit Q   Permitted Liens - Section 9.2(H)
     Exhibit R   Landlord or Warehouseman Locations - Section 10.1(C)
     Exhibit S   Form of Opinion Letter - Section 10.1(J)
     Exhibit T   Form of Assignment and Acceptance - Section 13.3(b)

                             LOAN AND SECURITY AGREEMENT


          THIS LOAN AND SECURITY AGREEMENT is made this 14th day of July, 1994 by and among MORGAN PRODUCTS LTD., a Delaware corporation having its chief executive office at 75 Tri-State International, Suite 222, Lincolnshire, Illinois 60069 ("Borrower"), the lenders who are or who may from time to time become signatories hereto ("Lenders"), and BARCLAYS BUSINESS CREDIT, INC., a Connecticut corporation having an office at 200 West Madison Street, Chicago, Illinois 60606 ("BCI"), as agent for the Lenders hereunder (BCI, in such capacity, being "Agent").

     SECTION 1.     GENERAL DEFINITIONS

          1.1. Defined Terms. When used herein, the following terms shall have the following meanings (terms defined in the singular to have the same meaning when used in the plural and vice versa):

               Accounts - all accounts, contract rights, chattel paper, instruments and documents, whether now owned or hereafter created or acquired by Borrower or in which Borrower now has or hereafter acquires any interest.

               Account Debtor - any Person who is or may become obligated under or on account of an Account.

               Affiliate - a Person (other than a Subsidiary): (i) which directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with, Borrower; (ii) which beneficially owns or holds 10% or more of any class of the Voting Stock of Borrower; or (iii) 10% or more of the Voting Stock (or in the case of a Person which is not a corporation, 10% or more of the equity interest) of which is beneficially owned or held by Borrower or a Subsidiary of Borrower. For purposes hereof, "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of Voting Stock, by contract or otherwise.

               Agent - as defined in the first paragraph of this Agreement.

               Agreement - this Loan and Security Agreement.

               ALTA Survey - a survey prepared in accordance with the standards adopted by the American Land Title Association and the American Congress on Surveying and Mapping in 1986, known as the "Minimum Standard Detail Requirements of Land Title Surveys". The ALTA Survey shall be in sufficient form to satisfy the requirements of Chicago Title Insurance Company (or such other title insurance company as is reasonably acceptable to Agent) to provide extended coverage over survey defects and shall also show the location of all easements, utilities, and covenants of record, dimensions of all improvements, encroachments from any adjoining property, and certify as to the location of any flood plain area affecting the subject real estate. The ALTA Survey shall contain the following certification: "To Morgan Products Ltd., Barclays Business Credit, Inc., as Agent, and Chicago Title Insurance Company (or such other title insurance company as is reasonably acceptable to Agent). This is to certify that this map of plat and the survey on which it is based were made in accordance with the "Minimum Standard Detail Requirements for Land Title Surveys" jointly established and adopted by ALTA and ACSM in 1992. (signed
          (SEAL) License No. _________________".

               Bank - Barclays Bank PLC.

               Base Rate - the rate of interest announced or quoted by Bank from time to time as its prime, base or similar rate for commercial loans to United States borrowers, whether or not such rate is the lowest rate charged by Bank to its most preferred borrowers; and if the prime, base or similar rate for commercial loans is discontinued by Bank as a standard, a comparable reference rate designated by Bank as a substitute therefor shall be the Base Rate.

               BCI - as defined in the first paragraph of this Agreement.

               Board - the Board of Governors of the Federal Reserve System of the United States.

               Borrower - as defined in the first paragraph of this Agreement.

               Borrowing Base - as at any date of determination thereof, an amount equal to the lesser of:

                    (a)  the Maximum Revolving Credit Loan; and

                    (b)  an amount equal to:

                         (i) eighty-five percent (85%) or such lesser percentage as Agent in its reasonable discretion deems appropriate, of the net amount of Eligible Accounts outstanding at such date;

                                         PLUS

                         (ii) the lesser of (A) Forty Million Dollars
                    ($40,000,000) and (B) the Inventory Percentage of the value of Eligible Inventory at such date consisting of raw materials and finished goods, calculated on the basis of the lower of cost or market, as determined by Agent, in its reasonable discretion, on a first-in, first-out ("FIFO") basis;

                              MINUS (subtract from the lesser of clauses (a) and
                         (b) above)

                    (c) an amount equal to the sum of (A) the face amount of all LC Guaranties and Letters of Credit issued by Agent or Bank and outstanding at such date, plus (B) any amounts which Agent and/or Lenders may then be obligated to pay for the account of Borrower under this Agreement.

          For purposes hereof, the net amount of Eligible Accounts at any time shall be the face amount of such Eligible Accounts less any and all returns, rebates, discounts (which, if granted outside the ordinary course of business as in effect on the Closing Date, may, at Agent's option, be calculated on shortest terms), credits, allowances or excise taxes of any nature at any time issued, owing, claimed by Account Debtors, granted, outstanding or payable in connection with such Accounts at such time, all as determined by Agent in the reasonable exercise of its discretion.

               Business Day - (i) when used with respect to the LIBOR Option, shall mean a day on which dealings may be effected in deposits of United States dollars in the London interbank foreign currency deposits market and on which the Lenders are conducting business and on which banks may conduct business in London, England, Chicago, Illinois, and New York, New York and (ii) when used with respect to the other provisions of this Agreement, shall mean any day that is not a Saturday, a Sunday or a day on which banks are required or permitted to be closed in the State of Illinois or the State of Wisconsin.

               Capital Expenditures - expenditures made or liabilities incurred for the acquisition of any fixed assets or improvements, replacements, substitutions or additions thereto which have a useful life of more than one year, including the direct or indirect acquisition of such assets by way of increased product or service charges, offset items or otherwise and the principal portion of payments with respect to Capitalized Lease Obligations.

               Capitalized Lease Obligation - any monetary obligations under a lease that is required to be capitalized for financial reporting purposes in accordance with GAAP and the amount of such obligations shall be the capitalized amount of such thereof determined in accordance with GAAP.

               Cash and Cash Equivalents - at any time, any assets of Borrower which are in the form of, or are readily convertible into money, including without limitation, cash, checks, and other demand negotiable instruments, deposits with any bank or financial institution (whether as demand deposits or time deposits, and whether or not evidenced by certificates of deposit), and readily marketable securities of any type.

               Closing Date - the date on which all of the conditions precedent in Section 10 are satisfied and the initial Loan is made hereunder.

               Code - the Uniform Commercial Code as adopted and in force in the State of Illinois, as from time to time in effect.

               Collateral - all of the Property and interests in Property described in Section 4 hereof, and all other Property and interest in Property that now or hereafter secure the payment and performance of any of the Obligations.

               Commitment Termination Date - the earliest of (i) July 13, 1997,
          (ii) the date of termination of the commitment to make further Revolving Credit Loans pursuant to Section 3.3 or 3.4 hereof, and
          (iii) the date of termination of the commitment to make further Revolving Credit Loans pursuant to Section 11.2 hereof.

               Consolidated - the consolidation in accordance with GAAP of the accounts or other items as to which such term applies.

               Default - an event or condition the occurrence of which would, with the lapse of time or the giving of notice, or both, become an Event of Default.

               Default Rate - as defined in Section 3.1(C) of this Agreement.

               Distribution - in respect of any corporation means and includes:
          (i) the payment of any dividends or other distributions on capital stock of the corporation (except distributions in such stock) and (ii) the redemption or acquisition of Securities unless made contemporaneously from net proceeds of the sale of Securities, or made by the exchange of capital stock or warrants or options for the Securities.

               Distribution Centers - those locations of Borrower designated as Distribution Centers on Exhibit B attached hereto and incorporated herein, and any other location of Borrower opened after the Closing Date which functions as a distribution center for Borrower's products.

               Dominion Account - a special account of Agent, for its benefit and the ratable benefit of Lenders, established by Borrower pursuant to this Agreement at a bank selected by Borrower, but acceptable to Agent, in its reasonable discretion, and over which Agent, for its benefit and the ratable benefit of Lenders, shall have sole and exclusive access and control for withdrawal purposes.

               Eligible Account - an Account arising in the ordinary course of Borrower's business from the sale of goods or rendition of services which Agent, in its reasonable credit judgment, deems to be an Eligible Account. Without limiting the generality of the foregoing, no Account shall be an Eligible Account if: (i) it arises out of a sale made by Borrower to a Subsidiary or an Affiliate of Borrower or to a Person controlled by an Affiliate of Borrower; or (ii) it is unpaid for more than sixty (60) days after the original due date shown on the invoice; or (iii) it arises from service charges or similar charges or is subject to a debit memo(s), to the extent of any such service charges or similar charge or debit memo(s), or (iv) twenty-five percent (25%) or more of the Accounts from the Account Debtor are not deemed Eligible Accounts hereunder; or (v) the total unpaid Accounts of the Account Debtor exceed twenty percent (20%) of the net amount of all Accounts, to the extent of such excess; or (vi) any covenant, representation or warranty contained in this Agreement with respect to such Account has been breached; or (vii) the Account Debtor is also Borrower's creditor or supplier; or the Account Debtor has disputed liability with respect to such Account, or the Account Debtor has made any claim with respect to any other Account due from such Account Debtor to Borrower, or the Account otherwise is subject to any right of set-off by the Account Debtor, all to the extent of such dispute, claim or asserted right of set-off; or (viii) the Account Debtor has commenced a voluntary case under the federal bankruptcy laws, as now constituted or hereafter amended, or made an assignment for the benefit of creditors, or a decree or order for relief has been entered by a court having jurisdiction in the premises in respect of the Account Debtor in an involuntary case under the federal bankruptcy laws, as now constituted or hereafter amended, or any other petition or other application for relief under the federal bankruptcy laws has been filed against the Account Debtor, or if the Account Debtor has failed, suspended business, ceased to be Solvent, or consented to or suffered a receiver, trustee, liquidator or custodian to be appointed for it or for all or a significant portion of its assets or affairs; or (ix) it arises from a sale to an Account Debtor outside the United States or Canada (other than Quebec), unless the sale is on letter of credit, guaranty or acceptance terms, in each case acceptable to Agent in its reasonable discretion; or (x) it arises from a sale to the Account Debtor on a bill-and-hold, guaranteed sale, sale-or-return, sale-on-approval, consignment or any other repurchase or return basis; or (xi) Agent believes, in its reasonable judgment, that collection of such Account is insecure or that payment thereof is doubtful or will be delayed by reason of the Account Debtor's financial condition; or
          (xii) the Account Debtor is the United States of America or any department, agency or instrumentality thereof, unless Borrower assigns its right to payment of such Account to Agent, in form and substance satisfactory to Agent, so as to comply with the Assignment of Claims Act of 1940, as amended (31 U.S.C. Sub-Section 203 et seq.); or (xiii) the Account Debtor is located in the State of New Jersey unless Borrower has filed a notice of business activities report with the appropriate officials in such state for the then current year; or
          (xiv) the Account is subject to a Lien other than a Permitted Lien; or
          (xv) the goods giving rise to such Account have not been shipped or delivered to or have been rejected by the Account Debtor or the services giving rise to such Account have not been performed by Borrower and accepted by the Account Debtor or the Account otherwise does not represent a final sale; or (xvi) the Account is evidenced by chattel paper or an instrument of any kind, or has been reduced to judgment; or (xvii) Borrower has made any agreement with the Account Debtor for any deduction therefrom, except for discounts or allowances which are made in the ordinary course of business for returns, rebates, cash discounts, volume discounts, performance discounts, co-op advertising discounts, price concession discounts, service charges or credit discounts or allowances and which discounts or allowances are reflected in the calculation of the face value of each invoice related to such Account or in the Borrowing Certificates, to the extent of such deduction; or (xviii) after the issuance of an invoice evidencing an Account, Borrower has made an agreement with the Account Debtor to extend the time of payment thereof; or (xix) the Account arises from a retail sale of goods to a Person who is purchasing same primarily for personal, family or household purposes.

               Eligible Inventory - Inventory of Borrower (other than packaging materials and supplies) which Agent, in the exercise of its reasonable credit judgment, deemed to be Eligible Inventory. Without limiting the generality of the foregoing, no Inventory shall be Eligible Inventory unless, in Agent's opinion, it (i) is raw materials or finished goods that is, in Agent's opinion, readily marketable in its current form, (ii) is in good, new and saleable condition, (iii) is not obsolete or unmerchantable, (iv) meets all standards imposed by any governmental agency or authority, (v) conforms in all respects to the warranties and representations set forth in Section 6.1 hereof,
          (vi) is at all times subject to Agent's duly perfected, first priority security interest and no other Lien except a Permitted Lien, (vii) is not slow-moving, discontinued, or non-stock finished goods Inventory,
          (viii) is not Inventory which consists of capitalized warehouse costs, and (ix) is situated at a location in compliance with Section 4.5 hereof and is not in-transit.

               Environmental Laws - all federal, state and local laws, rules, regulations, ordinances, programs, permits, guidances, orders and consent decrees relating to health, safety and environmental matters, including, but not limited to, the Resource Conservation and Recovery Act, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Toxic Substances Control Act, as amended, the Clean Water Act, the River and Harbor Act, Water Pollution Control Act, the Marine Protection Research and Sanctuaries Act, the Deep-Water Port Act, the Safe Drinking Water Act, the SuperFund Amendments and Reauthorization Act of 1986, the Federal Insecticide, Fungicide and Rodenticide Act, the Mineral Lands and Leasing Act, the Surface Mining Control and Reclamation Act, state and federal superlien and environmental clean up programs and laws, and U.S. Department of Transportation regulations.

               Equipment - all machinery, apparatus, equipment, fittings, furniture, fixtures, motor vehicles and other tangible personal Property (other than Inventory) of every kind and description, whether now owned or hereafter acquired by Borrower and wherever located, and all parts, accessories and special tools therefor and all increases and accessions thereto and substitutions and replacements therefor.

               ERISA - the Employee Retirement Income Security Act of 1974 as amended and all final rules and regulations from time to time promulgated thereunder.

               Event of Default - as defined in Section 11.1 of this Agreement.

               Excess Revolving Credit Loan Availability - as of any date, the amount, if any, by which the Borrowing Base exceeds the aggregate outstanding principal balance of the Revolving Credit Loans.

               GAAP - generally accepted accounting principles in the United States of America.

               General Intangibles - all general intangibles of Borrower, whether now owned or hereafter created or acquired by Borrower, including, without limitation, all choses in action, causes of action, corporate or other business records, deposit accounts, inventions, designs, patents, patent applications, trademarks, trade names, trade secrets, goodwill, copyrights, registrations, licenses, franchises, customer lists, tax refund claims, computer programs, all claims under guaranties, security interests or other security held by or granted to Borrower to secure payment of any of the Accounts by an Account Debtor, all rights to indemnification and all other intangible property of every kind and nature (other than Accounts).

               Hazardous Substance - the meaning given such term in 42 USC
          9601(14), 42 USC   9601(33) and 42 USC   6991(8) or any state or local
          counterpart Environmental Law.

               Indebtedness - as applied to a Person means, without duplication
          (i) all items which in accordance with GAAP would be included in determining total liabilities as shown on the liability side of a balance sheet of such Person as at the date as of which Indebtedness is to be determined, including, without limitation, Capitalized Lease Obligations, (ii) all obligations of other Persons which such Person has guaranteed, (iii) reimbursement obligations in connection with letters of credit issued for the benefit of such Person and (iv) in the case of Borrower (without duplication), the Obligations.

               Industrial Revenue Bonds - those certain $3,300,000 City of Oshkosh, Wisconsin Variable Rate Demand Industrial Development Revenue Bonds (Morgan Products Ltd. Project) Series 1991A and 1991B.

               Interest Coverage Ratio - with respect to any fiscal period, the ratio of Borrower's (a) net income before interest, income tax expense, any gain or loss (in excess of $40,000 within the immediately previous twelve month period) from the sale of assets outside the ordinary course of business and any charge or expense to net income (in an amount not to exceed $13,000,000) in respect to the restructuring of Morgan Manufacturing for or taken within such period to (b) Borrower's interest expense for such period.

               Inventory - all of Borrower's inventory, whether now owned or hereafter acquired by the Borrower, including, but not limited to, all goods intended for sale or lease by Borrower, or for display or demonstration; all work in process; all raw materials and other materials and supplies of every nature and description used or which might be used in connection with the manufacture, printing, packing, shipping, advertising, selling, leasing or furnishing of such goods or otherwise used or consumed in Borrower's business; and all documents evidencing and General Intangibles relating to any of the foregoing, whether now owned or hereafter acquired by Borrower.

               Inventory Percentage - (i) sixty-five percent (65%) or such lesser percentage as Agent in its reasonable discretion deems appropriate for the period from the Closing Date through and including March 31, 1996, (ii) sixty-four percent (64%) or such lesser percentage as Agent in its reasonable discretion deems appropriate for the period from and including April 1, 1996 to and including May 31, 1996, (iii) sixty-three percent (63%) or such lesser percentage as Agent in its reasonable discretion deems appropriate for the period from and including June 1, 1996 through and including July 31, 1996,
          (iv) sixty-two percent (62%) or such lesser percentage as Agent in its reasonable discretion deems appropriate for the period from and including August 1, 1996 to and including September 30, 1996, (v) sixty-one (61%) or such lesser percentage as Agent in its reasonable discretion deems appropriate for the period from and including October 1, 1996 through and including November 30, 1996 and (vi) sixty percent (60%) or such lesser percentage as Agent in its reasonable discretion deems appropriate for all times after November 30, 1996.

               LC Guaranty - a guaranty executed by any Lender or by Agent, as agent for Lenders, at Borrower's request in favor of a person who has issued a letter of credit for the account of the Borrower.

               Legal Requirement - any requirement imposed upon any Lender by any law of the United States of America or the United Kingdom or by any regulation, order, interpretation, ruling or official directive (whether or not having the force of law) of the Board, the Bank of England or any other board, central bank or governmental or administrative agency, institution or authority of the United States of America, the United Kingdom or any political subdivision of either thereof.

               Letter of Credit - a standby letter of credit at any time issued by Agent or Bank for the account of Borrower.

               LIBOR Option - the option granted pursuant to Section 3.1(B) to have the interest on all or any portion of the principal amount of the Revolving Credit Loan based on a LIBOR Rate.

               LIBOR Period - any period, selected as provided below in Section 3.1(B) of 1 month, 2 months or 3 months, commencing on any Business Day, subject to the provisions of Section 3.1(B); provided, however, that no LIBOR Period shall extend beyond the last day of the Term, unless Borrower and all Lenders have agreed to an extension of the Term, beyond the expiration of the LIBOR Period in question. If any LIBOR Period so selected shall end on a date that is not a Business Day, such LIBOR Period shall instead end on the next preceding or succeeding Business Day as determined by the Agent in accordance with the then current banking practice in London; provided, that Borrower shall not be required to pay double interest, even though the preceding LIBOR Period ends and the new LIBOR Period begins on the same day. Each determination by the Agent of LIBOR Period shall, in the absence of manifest error, be conclusive, and at Borrower's request Agent shall demonstrate the basis of such determination.

               LIBOR Rate - with respect to any LIBOR Revolving Credit Portion for the related LIBOR Period, an interest rate per annum (rounded upwards, if necessary, to the next higher 1/8 of 1%) equal to the product of (a) the Base LIBOR Rate (as hereinafter defined) and (b) Statutory Reserves. For purposes of this definition, the term "Base LIBOR Rate" shall mean the rate (rounded to the nearest 1/8 of 1% or, if there is no nearest 1/8 of 1%, the next higher 1/8 of 1%) at which deposits of U.S. dollars approximately equal in principal amount to the LIBOR Revolving Credit Portion specified in the applicable LIBOR Request are offered to Bank by prime banks, in the London interbank foreign currency deposits market at approximately 11:00 a.m., London time, two (2) Business Days prior to the commencement of such LIBOR Period, for delivery on the first day of such LIBOR Period. Each determination of Agent of any LIBOR Rate shall in the absence of manifest error, be conclusive, and at Borrower's request, Agent shall demonstrate the basis for such determination.

               LIBOR Request - a notice in writing (or by telephonic communication confirmed by telex, telecopy or other facsimile transmission on the same day as the telephone request) from Borrower to Agent requesting that interest on a LIBOR Revolving Credit Loan be based on the LIBOR Rate, specifying: (i) the first day of the LIBOR Period, (ii) the length of the LIBOR Period consistent with the definition of that term, and (iii) a dollar amount of the LIBOR Revolving Credit Portion consistent with the definition of such terms.

               LIBOR Revolver Added Rate - Two and three quarters percent (2 3/4%).

               LIBOR Revolving Credit Portion - that portion of the Revolving Credit Loan specified in a LIBOR Request (including any Revolving Credit Loan which is being borrowed by Borrower concurrently with such LIBOR Request) which is not less than $2,500,000 and an integral multiple of $100,000, which does not exceed the outstanding balance of Revolving Credit Loans (including any Revolving Credit Loan which is being borrowed by Borrower concurrently with such LIBOR Request) not already subject to a LIBOR Option and, which, as of the date of the LIBOR Request specifying such LIBOR Revolving Credit Portion, has met the conditions for basing interest on the LIBOR Rate in Section 3.1(B) hereof and the LIBOR Period of which was commenced and not terminated. Each LIBOR Revolving Credit Portion shall be allocated among Lenders in accordance with their respective Revolving Credit Percentage.

               Lien - any interest in Property securing an obligation owed to, or a claim by, a Person other than the owner of the Property, whether such interest is based on the common law, statute or contract, and including, but not limited to, the security interest, security title or lien arising from a security agreement, mortgage, deed of trust, deed to secure debt, encumbrance, pledge, conditional sale or trust receipt or a lease, consignment or bailment for security purposes.
          The term "Lien", when used in respect to real Property, shall include reservations, exceptions, encroachments, easements, rights-of-way, covenants, conditions, restrictions, leases and other title exceptions and encumbrances affecting Property. For the purpose of this Agreement, Borrower shall be deemed to be the owner of any Property which it has acquired or holds subject to a conditional sale agreement or other arrangement pursuant to which title to the Property has been retained by or vested in some other Person for security purposes.

               Loan Account - the loan account established on the books of Agent pursuant to Section 2.5 hereof.

               Loan Documents - this Agreement, the Other Agreements and the Security Documents.

               Loans - all loans and advances made by Lenders pursuant to this Agreement, including, without limitation, all Revolving Credit Loans and each payment made pursuant to an LC Guaranty and each payment made by Agent or Bank pursuant to a Letter of Credit.

               Maximum Revolving Credit Loan - Sixty-Five Million Dollars ($65,000,000) provided, however, that on at least thirty (30) days' prior written notice to Agent, Borrower may reduce the amount of Maximum Revolving Credit Loan by an amount not less than One Million Dollars ($1,000,000) and an integral multiple of One Hundred Thousand Dollars ($100,000). Once the amount of the Maximum Revolving Credit Loan has been reduced by Borrower, it shall not be thereafter increased.

               Money Borrowed - as applied to Indebtedness, means (i) Indebtedness for borrowed money; (ii) Indebtedness, whether or not in any such case the same was for borrowed money, (A) which is represented by notes payable or drafts accepted that evidence extensions of credit, (B) which constitutes obligations evidenced by bonds, debentures, notes or similar instruments, or (C) upon which interest charges are customarily paid (other than accounts payable) or that was issued or assumed as full or partial payment for Property;
          (iii) Indebtedness that constitutes a Capitalized Lease Obligation;
          (iv) reimbursement obligations with respect to letters of credit and
          (v) Indebtedness under any guaranty of obligations that would constitute Indebtedness for Money Borrowed under clauses (i) through
          (iv) hereof.

               Mortgage[s] - the [mortgages] [deeds of trust] to be executed by Borrower on or about the Closing Date in favor of Lender and by which Borrower shall grant and convey to Lender, as security for the Obligations, a Lien upon the real Property of Borrower located as (i) Springfield, Oregon and (ii) Lexington, North Carolina.

               Multiemployer Plan - has the meaning set forth in Section 4001(a)(3) of ERISA.

               Net Worth - of any date of determination thereof, (i) the aggregate amount of all assets of Borrower and its Subsidiaries as may be properly classified as such, less (ii) the aggregate amount of all liabilities of Borrower and its Subsidiaries, all as determined in accordance with GAAP.

               New Mortgages - as defined in Section 4.2 hereof.

               Note(s) - the Revolving Credit Notes.

               Obligations - all Loans and all other advances, letter of credit reimbursement obligations, and/or any debts, liabilities, obligations, covenants and duties owing, arising, due or payable from Borrower to Agent and/or any Lender of any kind or nature, present or future, whether or not evidenced by any note, guaranty or other instrument, arising under this Agreement or any of the other Loan Documents or under any interest rate protection agreements or products with any Lender (including those acquired by assignment pursuant to the terms hereof), whether absolute or contingent, primary or secondary, due or to become due, now existing or hereafter arising and however acquired. The term includes, without limitation, all interest, charges, expenses, fees, attorney's fees and any other sums chargeable to Borrower under any of the Loan Documents.

               OSHA - the Occupational Safety and Health Act and all rules and regulations from time to time promulgated thereunder.

               Other Agreements - any and all agreements, instruments and documents (other than this Agreement and the Security Documents), heretofore, now or hereafter executed by Borrower and delivered to Agent and/or Lenders in respect to the transactions contemplated by this Agreement, including, without limitation, the Revolving Credit Notes.

               Overadvance - as defined in Section 2.1(C).

               Participating Lender - each Person who shall be granted the right by any Lender to participate in any of the Loans described in this Agreement and who shall have entered into a participation agreement in form and substance satisfactory to such Lender.

               Patent Assignment - the Patent and License Security Agreement to be executed by Borrower on the Closing Date in favor of Agent, for its benefit and the ratable benefit of Lenders, and by which Borrower shall assign to Agent, for its benefit and the ratable benefit of Lenders, and grant to Agent, for its benefit and the ratable benefit of Lenders, a security interest in, as security for the Obligations all of Borrower's right, title and interest in and to all of its patents.

               Permitted Investments - the investments described in clauses (i) through (viii) of the definition of Restricted Investment.

               Permitted Liens - any Lien of a kind specified in subparagraphs
          (i) through (x) of Section 9.2(H) of this Agreement.

               Permitted Purchase Money Indebtedness - Purchase Money Indebtedness of Borrower incurred after the date hereof which is secured by a Purchase Money Lien and which, when aggregated with the principal amount of all other such Purchase Money Indebtedness and Capitalized Lease Obligations of Borrower at the time outstanding, does not exceed $8,000,000. For the purposes of this definition, the principal amount of any Purchase Money Indebtedness consisting of capitalized leases shall be computed as a Capitalized Lease Obligation.

               Person - an individual, partnership, corporation, joint stock company, land trust, business trust, or unincorporated organization, or a government or agency or political subdivision thereof.

               Plan - an employee benefit plan now or hereafter maintained for employees of Borrower to which Title IV of ERISA applies.

               Prime Revolver Added Rate - One and one quarter percent (1 1/4%).

               Prime Revolving Credit Portion - that portion of the Revolving Credit Loan not subject to a LIBOR Option.

               Prohibited Transaction - any transaction set forth in Section 406 of ERISA or Section 4975 of the Internal Revenue Code of 1986.

               Projections - Borrower's forecasted Consolidated (a) balance sheets, (b) profit and loss statements, (c) cash flow statements, and
          (d) capitalization statements, all prepared on a consistent basis with Borrower's historical financial statements, together with appropriate supporting details and a statement of underlying assumptions.

               Property - any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible.

               Purchase Money Indebtedness - means and includes (i) Indebtedness (other than the Obligations) for the payment of all or any part of the purchase price of any fixed assets, (ii) any Indebtedness (other than the Obligations) incurred at the time of or within ten (10) days prior to or after the acquisition of any fixed assets for the purpose of financing all or any part of the purchase price thereof, and (iii) any renewals, extensions or refinancings thereof, but not any increases in the principal amounts thereof outstanding at the time.

               Purchase Money Lien - a Lien upon fixed assets which secure Purchase Money Indebtedness, but only if such Lien shall at all times be confined solely to the fixed assets the purchase price of which was financed through the incurrence of the Purchase Money Indebtedness secured by such Lien plus any down payment or initial payment.

               Release - as defined in 42 USC  9601 (22).

               Rentals - as defined in Section 9.2(W) of this Agreement.

               Reportable Event - any of the events set forth in Section 4043(b) of ERISA, as to which the requirement of PBGC notice has not been waived by regulations.

               Required Lenders - as of any date, the holders of Revolving Credit Notes evidencing at least sixty-six and sixty-seven hundreds percent (66.67%) of the aggregate principal amount of the Revolving Credit Notes.

               Restricted Investment - any investment in cash or by delivery of Property to any Person, whether by acquisition of stock, Indebtedness or other obligation or Security, or by loan, advance or capital contribution, or otherwise, or in any Property except the following:
          (i) investments in one or more Subsidiaries of Borrower; (ii) Property to be used in the ordinary course of business; (iii) current assets arising from the sale of goods and services in the ordinary course of business of Borrower and its Subsidiaries; (iv) investments in direct obligations of the United States of America, or any agency thereof or obligations guaranteed by the United States of America, provided that such obligations mature within one year from the date of acquisition thereof; (v) investments in certificates of deposit maturing within one year from the date of acquisition issued by Bank or a bank or trust company organized under the laws of the United States or any state thereof having capital surplus and undivided profits aggregating at least $100,000,000 (a "Qualified Bank"); (vi) investments in commercial paper given the highest or second highest rating by a national credit rating agency and maturing not more than two hundred seventy (270) days from the date of creation thereof; and (vii) money market instruments with maturities not greater than 90 days at a Qualified Bank; and (viii) life insurance policies on the lives of certain highly compensated employees of Borrower procured in connection with the deferred compensation obligations owed by Borrower to such employees. The life insurance policies referred to in claus
          (viii) shall be placed with reputable, financially sound insurance companies.

               Revolving Credit Loan - a Loan made by Lenders as provided in
          Section 2.1 of this Agreement.

               Revolving Credit Notes - the Revolving Credit Notes to be executed by Borrower on or prior to the Closing Date in favor of Lenders to evidence the Revolving Credit Loans, which shall be in the form of Exhibit A attached hereto.

               Security - shall have the same meaning as in Section 2(1) of the Securities Act of 1933, as amended.

               Security Documents - each Mortgage, each New Mortgage, the Patent Assignment, the Trademark Assignment and all other instruments and agreements now or at any time hereafter securing the whole or any part of the Obligations.

               Solvent - as to any Person, such Person (i) owns Property whose fair saleable value is greater than the amount required to pay all of such Person's Indebtedness (including contingent debts), (ii) is able to pay all of its Indebtedness as such Indebtedness matures in the normal course and (iii) has capital sufficient to carry on its business and transactions and all business and transactions in which it is about to engage.

               Statutory Reserves - a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including, without limitation, any marginal, special, emergency or supplemental reserves), expressed as a decimal, established by the Board and any other banking authority to which Bank or any Lender is subject for Eurocurrency Liabilities (as defined in Regulation D of the Board or any successor thereto). Such reserve percentages shall include, without limitation, those imposed under such Regulation D. LIBOR Revolving Credit Portions shall be deemed to constitute Eurocurrency Liabilities and as such shall be deemed to be subject to such reserve requirements without benefit of or credit for proration, exceptions or offsets which may be available from time to time to Bank or any Lender under such Regulation D. Statutory Reserves shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

               Subordinated Debt - Indebtedness (including the Subordinated Notes) of Borrower that is subordinated to the Obligations, pursuant to terms satisfactory to the Required Lenders.

               Subsidiary - any corporation of which a Person owns, directly or indirectly through one or more intermediaries, more than 50% of the Voting Stock at the time of determination.

               Tangible Net Worth - as of any date, Net Worth minus the book value of those assets classified, in a manner consistent with Borrower's balance sheet dated April 30, 1994, as "Other Current Assets" and "Other Assets."

               Tax - in relation to any LIBOR Revolving Credit Portion and the applicable LIBOR Rate, any tax, levy, impost, duty, deduction, withholding or charges of whatever nature required by any Legal Requirement (i) to be paid by any Lender and/or (ii) to be withheld or deducted from any payment otherwise required hereby to be made by Borrower to any Lender; provided, that the term "Tax" shall not include any taxes imposed upon the net income of any Lender.

               Term - as defined in Section 3.3 of this Agreement.

               Trademark Assignment - the Trademark and License Security Agreement to be executed by Borrower on or about the Closing Date in favor of Agent, for its benefit and the ratable benefit of Lenders, and by which Borrower shall assign to Agent, for its benefit and the ratable benefit of Lenders, and grant to Agent, for its benefit and the ratable benefit of Lenders, a security interest in, as security for the Obligations all of Borrower's right, title and interest in and to all of its trademarks.

               Voting Stock - Securities of any class or classes of a corporation the holders of which are ordinarily, in the absence of contingencies, entitled to elect a majority of the corporate directors (or Persons performing similar functions).

          1.2. Accounting Terms. All accounting terms not specifically defined herein shall be construed in accordance with GAAP and all financial data pursuant to the Agreement shall be prepared in accordance with such principles.

          1.3. Other Terms. All other terms contained in this Agreement shall have, when the context so indicates, the meanings provided for by the Code to the extent the same are used or defined therein.

          1.4. Certain Matters of Construction. The terms "herein", "hereof" and "hereunder" and other words of similar import refer to this Agreement as a whole and not to any particular section, paragraph or subdivision.
     Any pronoun used shall be deemed to cover all genders. The section titles, table of contents and list of exhibits appear as a matter of convenience only and shall not affect the interpretation of this Agreement. All references to statutes and related regulations shall include any amendments of same and any successor statutes and regulations. All references to any instruments or agreements, including, without limitation, references to any of the Loan Documents, shall include any and all modifications thereto and any and all extensions or renewals thereof. Wherever from the context it appears appropriate, each term stated in either the singular or plural shall include the singular and the plural, and pronouns stated in the masculine, feminine or neuter gender shall include the masculine, the feminine and the neuter.

     SECTION 2.     CREDIT FACILITY

          Subject to the terms and conditions of, and in reliance upon the representations and warranties made in, this Agreement and the other Loan Documents, Lenders severally agree to make a total credit facility of up to Sixty-Five Million Dollars ($65,000,000) available upon Borrower's request therefor, as follows:

          2.1. Revolving Credit Loans.

               (A) The aggregate amount of the Revolving Credit Loans to be made by each Lender (such Lender's "Revolving Credit Loan Commitment"), pursuant to the terms hereof, shall be the amount set below such Lender's name on the signature pages hereof. The aggregate principal amount of the Revolving Credit Loan Commitments is Sixty-Five Million Dollars ($65,000,000). The percentage equal to the quotient of (x) each Lender's Revolving Credit Loan Commitment, divided by (y) the aggregate of all Revolving Credit Loan Commitments, is that Lender's "Revolving Credit Percentage". Subject to all of the terms and conditions of this Agreement, each Lender agrees, for so long as no Default or Event of Default exists, to make Revolving Credit Loans to Borrower from time to time, as requested by Borrower in accordance with the terms of Section 2.2 hereof, up to a maximum principal amount at any time outstanding equal to the product of
     (A) the Borrowing Base at such time, multiplied by (B) such Lender's Revolving Credit Percentage. It is expressly understood and agreed that Agent and Lenders may use the Borrowing Base as a maximum ceiling on Revolving Credit Loans outstanding to Borrower at any time. If the unpaid balance of the Revolving Credit Loans should exceed the ceiling so determined or any other limitation set forth in this Agreement, such Revolving Credit Loans shall nevertheless constitute Obligations that are secured by the Collateral and entitled to all the benefits thereof. In no event shall Lenders be required to make a Loan at any time that there exists a Default or an Event of Default. Notwithstanding the foregoing provisions of this Section 2.1(A), Agent shall have the right to establish reserves in such amounts, and with respect to such matters, as Agent shall, in the reasonable exercise of its discretion, deem necessary or appropriate, against the amount of Revolving Credit Loans which Borrower may otherwise request under this Section 2.1(A), including, without limitation, with respect to (i) other sums chargeable against Borrower's Loan Account as Revolving Credit Loans under any section of this Agreement; and (ii) matters, events, conditions or contingencies as to which Agent, in its reasonable discretion, determines reserves should be established from time to time hereunder, upon such notice to Borrower as is commercially practical. Except as otherwise provided in Section 3.1(B), each Revolving Credit Loan shall be made on notice, given not later than 12:00 noon (Milwaukee time) on the Business Day of the proposed Revolving Credit Loan, by Borrower to Agent, which shall give to each Lender prompt written notice thereof by telecopy, telex or cable. Each such notice (a "Notice of Revolving Credit Loan") shall be in writing or by telephone to Collateral Analyst of Agent at (414) 774-7570, confirmed immediately in writing, specifying therein the requested date and amount of such Revolving Credit Loan. Each Lender shall, not later than 2:00 p.m. (Milwaukee time) on each requested date, wire to a bank designated by Agent the amount of that Lender's Revolving Credit Percentage of the requested Revolving Credit Loan. Agent shall, before 2:30 P.M. (Milwaukee time) on the date of the proposed Revolving Credit Loan, upon fulfillment of the applicable conditions set forth in Section 8.2 wire to a bank designated by Borrower and reasonably acceptable to Agent, the amount of such Revolving Credit Loan to the extent received from the Lenders. The failure of any Lender to make the Revolving Credit Loan to be made by it shall not relieve any other Lender of its obligation hereunder to make its Revolving Credit Loan. Neither Agent nor any other Lender shall be responsible for the failure of any other Lender to make the Revolving Credit Loan to be made by such other Lender. The foregoing notwithstanding, unless otherwise notified by any

     Lender, Agent in its sole discretion, may from its own funds, make a Revolving Credit Loan on behalf of any Lender hereto. In such event, the Lender on behalf of whom Agent made the Revolving Credit Loan shall reimburse Agent for the amount of Revolving Credit Loan so made on its behalf, on a weekly (or more frequent basis as determined by Agent, in its sole discretion) basis and the entire amount of interest attributable to such Revolving Credit Loan for the period from the date on which said Revolving Credit Loan was made by Agent on such Lender's behalf until Agent is reimbursed by such Lender, shall be paid to Agent. Further, prior to the occurrence and continuation of a Default or Event of Default, with respect to Revolving Credit Loans to be made by any Lender of One Hundred Thousand Dollars ($100,000,) or less, Agent shall from its own funds make the Revolving Credit Loan on behalf of such Lender. The Lender on behalf of whom Agent made the Revolving Credit Loans shall reimburse Agent for the amount of such Revolving Credit Loans on a weekly (or more or less frequent basis as determined by Agent, in its sole discretion) basis. The entire amount of interest attributable to such Revolving Credit Loans made by Agent on behalf of any such Lender for the period from the date on which said Revolving Credit Loan was made by Agent on such Lender's behalf until Agent is reimbursed by such Lender, shall be paid to Agent.

          If at any time one or more Lenders refuse or fail to make a requested Revolving Credit Loan when all conditions to a Revolving Credit Loan have been satisfied or waived, then Agent may, at its option, but shall have no obligation whatsoever to, purchase all, but not less than all, of the Revolving Credit Notes held by the Lender(s) who so fail or refuse, and to assume such Lender's commitments to make Revolving Credit Loans and each such Lender shall be obligated to sell and transfer such Revolving Credit Notes to Agent for a price in cash equal to the principal balance outstanding plus all accrued but unpaid interest thereon plus all accrued fees due any such Lender under the terms hereof, and the foregoing provisions of this Section will be applicable to Agent with respect to the Revolving Credit Notes so purchased by it. Any such purchase, however, shall not relieve any such Lender from any breach of contract claims available to Agent and/or Borrower against such Lender as a result of its failure to make any such Revolving Credit Loan.

               (B) The Revolving Credit Loans shall be evidenced by promissory notes to be executed and delivered by Borrower at the time of the initial Revolving Credit Loan, the form of which is attached hereto and made a part hereof as Exhibit A (the "Revolving Credit Notes"). Each Revolving Credit Note shall be payable to the order of Lender and shall represent the obligation of Borrower to pay the amount of such Lender's Revolving Credit Loan Commitment or, if less, the aggregate unpaid principal amount of all Revolving Credit Loans made by such Lender to Borrower with interest thereon as prescribed in Section 3.1.

               (C) Insofar as Borrower may request and Lenders may be willing in their sole and absolute discretion to make Revolving Credit Loans to Borrower at a time when the unpaid balance of Revolving Credit Loans exceeds, or would exceed with the making of any such Revolving Credit Loan, the Borrowing Base (any such Loan or Loans being herein referred to individually as an "Overadvance" and collectively as "Overadvances"), Agent shall enter such Overadvances as debits in the Loan Account. All Overadvances shall be repaid on demand, shall be secured by the Collateral and shall bear interest as provided in this Agreement for Revolving Credit

     Loans generally. Any Overadvance to be made by Lenders pursuant to the terms hereof shall be made by Lenders ratably in accordance with their Revolving Credit Percentages. Overadvances in an aggregate amount of Seven Hundred Fifty Thousand Dollars ($750,000) or less may, prior to occurrence and continuation of a Default or an Event of Default, be made in the sole and absolute discretion of Agent. Overadvances in an aggregate amount of more than Seven Hundred Fifty Thousand Dollars ($750,000) but less than One Million Five Hundred Thousand Dollars ($1,500,000) may, prior to the occurrence and continuation of a Default or an Event of Default, be made in the sole and absolute discretion of Required Lenders. Overadvances in an aggregate amount of One Million Five Hundred Thousand Dollars ($1,500,000) or more and Overadvances to be made after the occurrence, and during the continuation, of a Default or an Event of Default shall require the consent of all Lenders.

               (D) The Revolving Credit Loans shall be used for the satisfaction of existing Indebtedness for Money Borrowed of Borrower, for Borrower's general operating capital needs and for other general corporate purposes to the extent not inconsistent with the provisions of this Agreement.

          2.2. Manner of Borrowing Revolving Credit Loans. Borrowings under the credit facility established pursuant to Section 2.1 hereof shall be as follows:

               (A) A request for a Revolving Credit Loan shall be made, or shall be deemed to be made, in the following manner: (i) Borrower may give Agent notice of its intention to borrow in accordance with the provisions contained in Section 2.1 hereof; (ii) the becoming due of any amount required to be paid under this Agreement as interest shall be deemed irrevocably to be a request for a Revolving Credit Loan on the due date in the amount required to pay such interest; and (iii) the becoming due of any other Obligations shall be deemed irrevocably to be a request for a Revolving Credit Loan on the due date in the amount then so due;

               (B) Borrower hereby irrevocably authorizes Agent to disburse the proceeds of each Revolving Credit Loan requested, or deemed to be requested, pursuant to this Section 2.2 as follows: (i) the proceeds of each Revolving Credit Loan requested under Section 2.2(A)(i) shall be disbursed by Agent in lawful money of the United States of America in immediately available funds, in the case of the initial Revolving Credit Loan, in accordance with the terms of the written disbursement letter from Borrower, and in the case of each subsequent borrowing, by wire transfer to such bank account as may be agreed upon by Borrower and Agent from time to time; and (ii) the proceeds of each Revolving Credit Loan requested under
     Section 2.2(A)(ii) or (iii) shall be disbursed by Agent by way of direct payment of the relevant Obligation; and

               (C) Subject to the terms and conditions of this Agreement, including, without limitation, the absence of a Default or Event of Default and sufficient Excess Revolving Credit Loan Availability, Lenders shall make the Revolving Credit Loan requested upon the occurrence of any of the events referred to in clauses 2.2(A) (ii) and (iii) above.

          2.3. Letters of Credit; LC Guaranties. (A) Subject to all of the terms and conditions of this Agreement, if requested to do so by Borrower,

     Agent shall, on behalf of Lenders, issue its, or cause to be issued Bank's Letters of Credit for the account of Borrower or shall execute LC Guaranties by which Lenders shall guaranty the payment or performance by Borrower of its reimbursement obligation with respect to Letters of Credit issued for Borrower's account by Bank or Agent; provided that the aggregate face amount of all Letters of Credit and LC Guaranties outstanding at any time shall not exceed Nine Million Dollars ($9,000,000) and no Letter of Credit may have an expiration date that is after the Commitment Termination Date, unless Borrower provides Agent with cash collateral for said Letter of Credit or LC Guaranty, in a manner and amount acceptable to Agent. Any amounts paid by Agent or any Lender under any LC Guaranty or in connection with any Letter of Credit (i) shall become part of the Obligations (ii) shall be paid from the proceeds of a Revolving Credit Loan requested pursuant to Section 2.1(A) above, to the extent Lenders are required to make a Revolving Credit Loans pursuant to the terms hereof, and (iii) otherwise, shall be payable on demand. In no event shall Agent, Bank or Lenders be required to issue or cause to be issued Letters of Credit or LC Guaranties at any time there exists a Default or an Event of Default.

               (B) Immediately upon the issuance of each Letter of Credit by Agent or Bank or LC Guaranty by the Agent or a Lender hereunder, each Lender shall be deemed to have automatically, irrevocably and unconditionally purchased from the Agent or issuing Lender, as the case may be, an undivided interest and participation in and to such Letter of Credit or LC Guaranty, the obligations of Borrower in respect thereof and the liability of the Agent or issuing Lender, as the case may be, thereunder in an amount equal to the amount available for drawing under such Letter of Credit or, in the case of a LC Guaranty, the amount guaranteed thereunder, multiplied by such Lender's Revolving Credit Percentage. The Agent or the issuing Lender, as the case may be, will notify each Lender promptly upon presentation to it of a draw under a Letter of Credit or a demand for payment under a LC Guaranty. On or before the Business Day on which the Agent or the issuing Lender, as the case may be, makes payment under a Letter of Credit or LC Guaranty each Lender shall make payment to the Agent or issuing Lender, as the case may be, in immediately available funds of an amount equal to such Lender's pro rata share of the amount of such payment. The obligation of each Lender to reimburse the Agent or issuing Lender, as the case may be, under this Section 2.3(B) shall be unconditional, continuing, irrevocable and absolute. In the event that any Lender fails to make payment to the Agent or issuing Lender, as the case may be, of any amount due under this Section 2.3(B), the Agent or the issuing Lender, as the case may be, shall be entitled to receive, retain and apply against such obligation the principal and interest otherwise payable to such Lender hereunder until the Agent or issuing Lender, as the case may be, receives such payment from such Lender or such obligation is otherwise fully satisfied; provided, however, that nothing contained in this sentence shall relieve such Lender of its obligation to reimburse the Agent or issuing Lender, as the case may be, for such amount in accordance with this Section 2.3(B).

               (C) Borrower agrees to unconditionally, irrevocably and absolutely pay immediately to the Agent, for the account of the Lenders, the amount drawn under a Letter of Credit or paid pursuant to a LC Guaranty. If Borrower at any time fails to make such payment, Borrower shall be deemed to have elected to borrow from the Lenders on such date Revolving Credit Loans equal in aggregate amount to the amount paid by

     Agent or the issuing Lender, as the case may be, under such Letter of Credit or LC Guaranty.

          2.4. All Loans to Constitute One Obligation. The Loans shall constitute one general Obligation of Borrower, and shall be secured by Agent's security interest in and Lien upon all of the Collateral for Agent's benefit and the ratable benefit of all Lenders, and by all other security interests, Liens, claims and encumbrances heretofore, now or at any time or times hereafter granted by Borrower to Agent for its benefit and the ratable benefit of Lenders.

          2.5. Loan Account. Agent shall enter all Loans as debits to the Loan Account and shall also record in the Loan Account as credits all payments made by Borrower on any Obligations and all proceeds of Collateral which are finally paid to Agent, for its own or Lenders' benefit, and may record therein, in accordance with customary accounting practice, other debits and credits, including all charges and expenses properly chargeable to Borrower and any other Obligation.

     SECTION 3.     INTEREST, FEES, TERM AND REPAYMENT

          3.1. Interest, Fees and Charges.

               (A) Interest. (i) Interest shall accrue on the Prime Revolving Credit Portion outstanding at the end of each day (computed on the basis of a calendar year of 360 days) at a fluctuating rate per annum equal to the sum of Prime Revolver Added Rate plus the Base Rate. After the date hereof, the foregoing rate of interest shall be increased or decreased, as the case may be, by an amount equal to any increase or decrease in the Base Rate, with such adjustments to be effective as of the opening of business on the day that any such change in the Base Rate becomes effective. The Base Rate in effect on the date hereof shall be the Base Rate effective on the opening of business on the date hereof, but if this Agreement is executed on a day that is not a Business Day, the Base Rate in effect on the date hereof shall be the Base Rate effective as of the opening of business on the last Business Day immediately preceding the date hereof.

                    (ii) Interest shall accrue on each LIBOR Revolving Credit Portion outstanding at the end of each day (computed on the basis of a calendar year of 360 days) at rates equal to the sum of the LIBOR Rate applicable to each such LIBOR Revolving Credit Portion plus the LIBOR Revolver Added Rate.

               (B)  LIBOR Option.

                    (i) Conditions for Basing Interest on the LIBOR Rate. Upon the condition that:

                         (a) Agent shall have received a LIBOR Request from Borrower at least three (3) Business Days prior to the first day of the LIBOR Period requested;

                         (b) There shall have occurred no change in applicable law which would make it unlawful for Lenders to obtain deposits of U.S. dollars in the London interbank foreign currency deposits market;

                         (c) As of the date of the LIBOR Request and the first day of the LIBOR Period, there shall exist no Default or Event of Default which has not been waived by Required Lenders;

                         (d) Agent shall not have determined in good faith that Lenders are unable to determine the LIBOR Rate in respect of the requested LIBOR Period or that Lenders are unable to obtain deposits of U.S. dollars in the London interbank foreign currency deposits market in the applicable amounts and for the requested LIBOR Period; and

                         (e) As of the first date of the LIBOR Period, there are no more than five outstanding LIBOR Revolving Credit Portions including the LIBOR Revolving Portion in question;

     then interest on the LIBOR Revolving Credit Portion requested during the LIBOR Period requested will be based on the applicable LIBOR Rate. Agent shall give each Lender prompt written notice by telecopier, telex or cable of any LIBOR Request made by Borrower in accordance with the terms hereof.

                    (ii) Indemnification for Funding and Other Losses. Each LIBOR Request shall be irrevocable and binding on Borrower. Borrower shall indemnify Agent and Lenders as a result of any failure on the part of Borrower to fulfill, on or before the date specified in any LIBOR Request, the applicable conditions set forth in this Agreement or as a result of the prepayment of the applicable LIBOR Revolving Credit Portion prior to the last day of the applicable LIBOR Period, including, without limitation, any loss (including loss of anticipated profits) or expense incurred by reason of the liquidation or redeployment of deposits or other funds acquired by Agent or Lenders to fund or maintain the requested LIBOR Revolving Credit Portion, when, as a result of such failure on the part of Borrower or prepayment by Borrower, interest on such LIBOR Revolving Credit Portion is not based on the applicable LIBOR Rate for the requested LIBOR Period.

                    (iii) Change in Applicable Laws, Regulations, etc. If any Legal Requirement shall make it unlawful for any Lender to fund through the purchase of U.S. dollar deposits any LIBOR Revolving Credit Portion, or otherwise to give effect to its obligations as contemplated under this
     Section 3.1(B), or shall impose on any Lender any costs based on or measured by the excess above a specified level of the amount of a category of deposits or other liabilities of such Lender which includes deposits by reference to which the LIBOR Rate is determined as provided herein or a category of extensions of credit or other assets of such Lender which includes any LIBOR Revolving Credit Portion, or shall impose on any Lender any restrictions on the amount of such a category of liabilities or assets which such Lender may hold, (i) Agent may by notice thereof to Borrower terminate the LIBOR Option, with respect to the Revolving Credit Loans made or to be made by such Lender (ii) any LIBOR Revolving Credit Portion of such Lender's Revolving Credit Loans subject thereto shall immediately bear interest thereafter at the rate provided for in Section 3.1(A) payable on the dates provided for in Sections 3.5(B)(1), and 3.5(B)(2). Borrower shall indemnify Agent and Lenders against any loss, penalty or expense incurred by Lenders by reason of the liquidation or redeployment of deposits or other funds acquired by Lender to fund or maintain such LIBOR Revolving Credit Portion. If conditions subsequently change so that the foregoing conditions no longer exist, such Lender shall promptly notify

     Borrower and Agent and upon receipt of such notice the LIBOR Option shall be reinstated.

                    (iv) Taxes.    It is the understanding of Borrower and Agent
     and Lenders that Lenders shall receive payments of amounts of principal of and interest on the Revolving Credit Note, with respect to the LIBOR Revolving Credit Portions from time to time subject to a LIBOR Option free and clear of, and without deduction for, any Taxes. If (i) any Lender shall be subject to any such Tax in respect of any such LIBOR Revolving Credit Portion or any part thereof or, (ii) Borrower shall be required to withhold or deduct any such Tax from any such amount, the LIBOR Rate applicable to such LIBOR Revolving Credit Portion shall be adjusted by Agent on behalf of any such Lender to reflect all additional costs incurred by such Lender in connection with the payments by any such Lender or the withholding by Borrower of such Tax and Borrower shall provide Agent and such Lender with a statement detailing the amount of any such Tax actually paid by Borrower. Determination by Agent of the amount of such costs shall, in the absence of manifest error, be conclusive, and at Borrower's request, Agent shall demonstrate the basis of such determination. If after any such adjustment, any part of any Tax paid by any such Lender is subsequently recovered by any such Lender, such Lender shall reimburse Borrower to the extent of the amount so recovered. A certificate of an officer of such Lender setting forth the amount of such recovery and the basis therefor shall, in the absence of manifest error, be conclusive.

               (C) Default Rate of Interest. Upon and after the occurrence of an Event of Default, and during the continuation thereof, the principal amount of the Obligations shall bear interest, calculated daily (computed on the actual days elapsed over a year of 360 days), at a fluctuating rate per annum equal to three and one-quarter percent (3 1/4%) above the Base Rate (the "Default Rate").

               (D) Unused Line Fee. If during any month prior to the Commitment Termination Date (or portion of the month for the month ending July 31, 1994 and of the month in which the Commitment Termination Date occurs), the average daily balance of the Revolving Credit Loans plus the average daily balance of outstanding Letters of Credit and L/C Guaranties is less than the Maximum Revolving Credit Loan in effect for such particular month, Borrower shall pay to Agent on behalf of Lenders, in addition to any interest, late charge or liquidated damages due under this Agreement, an amount ("Unused Revolving Credit Loan Charge") equal to the quotient of (i) an amount equal to (A) the positive difference between (x) the Maximum Revolving Credit Loan in effect for such particular month, and
     (y) the average daily balance of Revolving Credit Loans during such month plus the average daily balance of outstanding Letters of Credit and L/C Guaranties during such month (or portion of the month ending on July 31, 1994 and the month in which the Commitment Termination Date occurs) multiplied by (B) a rate equal to one-half of one percent (1/2%), multiplied by (C) the number of days in such month (or portion of the month for the month ending July 31, 1994 and of the month in which the Commitment Termination Date occurs) divided by (ii) 360. The amount of any Unused Revolving Credit Loan Charge shall be payable to Agent, on behalf of Lenders, monthly in arrears, commencing August 1, 1994, with a final payment date on the last day of the Term hereof.

               (E) Closing Fee. Borrower shall pay to Agent and Lenders an aggregate closing fee of Three Hundred Twenty-Five Thousand Dollars ($325,000) which fee shall be deemed fully earned and nonrefundable at the closing of the transactions contemplated hereby and shall be paid concur-rently with the initial Loan hereunder. Such fee shall compensate Agent and Lenders for the costs associated with the origination, structuring, processing, approving and closing of the transactions contemplated by this Agreement, including, but not limited to, administrative, out-of-pocket, general overhead and lost opportunity costs, but not including any expenses for which Borrower has agreed to reimburse Agent pursuant to any other provisions of this Agreement or any of the other Loan Documents, such as, by way of example, reasonable legal fees and expenses. The closing fee shall be apportioned among Agent and the other Lenders in accordance with their mutual agreement. Agent acknowledges that it received from Borrower
     (i) a deposit (the "Deposit") in the amount of Fifty Thousand Dollars ($50,000). The Deposit shall be applied by Agent against the costs and expenses incurred by it in connection with the transactions contemplated hereby. After Agent has so applied the Deposit, the amount of said Deposit in excess of such costs and expenses shall be returned to Borrower.

               (F) Agency Fee. Borrower shall pay to Agent, an annual agency fee of Eighty-Seven Thousand Five Hundred Dollars ($87,500) which shall be paid in installments of Eighty-Seven Thousand Five Hundred Dollars ($87,500) each on the Closing Date and the first two anniversary dates thereof.

               (G) Capital Adequacy Charge. In the event that any Lender shall have determined that the adoption (effected after the date hereof) of any law, rule or regulation regarding capital adequacy, or any change therein or in the interpretation or application thereof or compliance by any Lender with any request or directive regarding capital adequacy (whether or not having the force of law) from any central bank or governmental authority, does or shall have the effect of reducing the rate of return on such Lender's capital as a consequence of its obligations hereunder to a level below that which such Lender could have achieved but for such adoption, change or compliance (taking into consideration such Lender's policies with respect to capital adequacy) by an amount deemed by such Lender, in its reasonable discretion, to be material, then from time to time, after submission by such Lender to Borrower of a written demand therefor, which demand shall be made within sixty (60) days of such reduction, the Borrower shall pay to such Lender such additional amount or amounts as will compensate such Lender for such reduction. A certificate of such Lender claiming entitlement to payment as set forth above shall be conclusive in the absence of manifest error. Such certificate shall set forth the nature of the occurrence giving rise to such payment, the additional amount or amounts to be paid to such Lender, and the method by which such amounts were determined. In determining such amount, such Lender may use any reasonable averaging and attribution methods. Each Lender and Agent agrees to allocate any such cost increase among its similarly situated customers in good faith and on an equitable basis.

               (H) Audit and Appraisal Fees. Borrower shall reimburse Agent and Lenders for any reasonable out-of-pocket expenses incurred by Agent or any Lender in connection audits or appraisals conducted in accordance with the terms hereof.

               (I) Maximum Interest. In no contingency or event whatsoever shall the aggregate of all amounts deemed interest hereunder or under the Revolving Credit Notes and charged or collected pursuant to the terms of this Agreement or pursuant to the Revolving Credit Notes exceed the highest rate permissible under any law which a court of competent jurisdiction shall, in a final determination deem applicable hereto. In the event that such a court determines that Lenders have charged or received interest hereunder in excess of the highest applicable rate, the rate in effect hereunder shall automatically be reduced to the maximum rate permitted by applicable law and Lenders shall promptly refund to Borrower any interest received by Lenders in excess of the maximum lawful rate or, if so requested by Borrower, shall apply such excess to the principal balance of the Obligations. It is the intent hereof that Borrower not pay or contract to pay, and that Lenders not receive or contract to receive, directly or indirectly in any manner whatsoever, interest in excess of that which may be paid by Borrower under applicable law.

          3.2. Letter of Credit and LC Guaranty Fees. As additional consideration for issuing or causing to be issued, Letters of Credit for Borrower's account or for issuing its LC Guaranties at Borrower's request pursuant to Section 2.3 hereof, Borrower agrees to pay fees in respect to each Letter of Credit or LC Guaranty so issued. Said fees shall be payable on the date which such Letter of Credit or LC Guaranty is issued and shall be in an amount equal to (i) one percent (1%) of the amount of the Letter of Credit or LC Guaranty multiplied by a fraction, the numerator of which is the number of days in the term of the applicable Letter of Credit or LC Guaranty and the denominator of which is 360, and (ii) one percent (1%) of the amount of the Letter of Credit multiplied by a fraction, the numerator of which is the number of days in the form of the applicable Letter of Credit and the denominator of which is 360. The fees payable pursuant to clause (i) of the preceding sentence shall be paid to Agent for the benefit of Lenders. The fees payable pursuant to clause (ii) of the preceding sentence shall be paid to Agent for the benefit of the issuer of said Letter of Credit, which shall be either Agent or Bank. In the event a Letter of Credit or LC Guaranty is renewed or extended a fee calculated in the manner provided above shall be payable for any such renewal or extended period. Further, Borrower shall pay and/or reimburse Agent and/or Lenders all fees and charges paid by Agent or Lenders on account of any Letter of Credit or L/C Guaranty.

          3.3. Term of Agreement. Subject to Lenders' right to cease making Loans to Borrower at any time upon or after the occurrence and during the continuance of any Default or Event of Default and subject to Borrower's right to terminate this Agreement pursuant to Section 3.4, this Agreement shall be in effect for a period of three (3) years from the date hereof, through and including July 13, 1997 (the "Term").

          3.4. Termination.

               (A) Upon at least thirty (30) days' prior written notice to Agent and Lenders, Borrower may, at its option, terminate this Agreement; provided, however, no such termination shall be effective until Borrower has paid all of the Obligations in immediately available funds and all Letters of Credit issued by Agent or Bank and all LC Guaranties have expired or Borrower has provided substitute or replacement Letters of Credit, or cash collateral as provided in Section 3.4(C) below, in amounts satisfactory to Agent and, if applicable, the issuing Lender, acting reasonably.

               (B) All of the Obligations shall be due and payable upon any termination of this Agreement, including, without limitation, any earned but unpaid fees. Except as otherwise expressly provided for in this Agreement or the other Loan Documents, no termination or cancellation (regardless of cause or procedure) of this Agreement, or any of the other Loan Documents shall in any way affect or impair the rights, powers or privileges of Agent or Lenders or the obligations, duties, or liabilities of Borrower or Agent or Lenders in any way relating to (i) any transaction or event occurring prior to such termination or cancellation or (ii) any of the undertakings, agreements, covenants, warranties or representations of Borrower contained in this Agreement, or any of the other Loan Documents. All such undertakings, agreements, covenants, warranties and representations of Borrower shall survive such termination or cancellation and Agent, for its benefit and the ratable benefit of Lenders, shall retain all of its rights and remedies under this Agreement and the other Loan Documents notwithstanding such termination or cancellation, and Agent, for its benefit and the ratable benefit of Lenders, shall retain its Liens in the Collateral until Borrower has paid the Obligations to Agent and Lenders, in full, in immediately available funds.

               (C) With respect to the face amount of all LC Guaranties and Letters of Credit issued by Agent, Bank or any Lender outstanding on any proposed date of termination, Borrower may provide replacement or substitute Letters of Credit and, if Borrower does not, Agent or any Lender may require Borrower to deposit with Agent funds equal to such face amount, in order for any such termination to become effective. Any such deposit or advance shall be held by Agent as a reserve to fund future payments on such LC Guaranties and future drawings against such Letters of Credit. At such time as all LC Guaranties have been paid or terminated and all Letters of Credit have been drawn upon or expired, any amounts remaining in such reserve shall be applied against any outstanding Obligations, or to the extent all Obligations have been indefeasibly paid in full, returned to Borrower. Agent shall not have any obligation to invest such funds deposited with it in an interest bearing account and interest and earnings thereon, if any shall be property of Agent.

               (D) It is understood that Borrower may elect to terminate this Agreement in its entirety only; no section or lending facility may be terminated singly. The foregoing, however, does not affect Borrower's right to reduce the Maximum Revolving Credit Loan as provided in the definition of such term.

          3.5. Payments. Except where evidenced by notes or other instruments issued or made by Borrower to Lenders specifically containing payment provisions which are in conflict with this Section 3.5 (in which event the conflicting provisions of said notes or other instruments shall govern and control), that portion of the Obligations consisting of:

               (A) Principal, payable on account of Revolving Credit Loans made by Lenders to Borrower pursuant to Section 2.1 of this Agreement, shall be payable by Borrower to Agent, on behalf of Lenders, immediately upon the earliest of (i) the receipt by Agent or any Lenders or Borrower of any proceeds of any of the Collateral consisting of Accounts or Inventory, to the extent of said proceeds, which proceeds shall be deposited in the Dominion Account and distributed as set forth in Section 3.6 and other provisions of this Agreement, (ii) the occurrence of an Event of Default in consequence of which Required Lenders elect to accelerate the maturity and payment of the Obligations, and (iii) termination of this Agreement pursuant to Section 3.4 hereof; provided, however, that if the principal balance of Revolving Credit Loans outstanding at any time shall exceed the Borrowing Base at such time, Borrower shall, on demand, repay the Revolving Credit Loans in an amount sufficient to reduce the aggregate unpaid principal amount of such Revolving Credit Loans by an amount equal to such excess;

               (B) Interest accrued on the Prime Revolving Credit Portion and the LIBOR Revolving Credit Portion shall be due on the earliest of (i) the first day of each month (for the immediately preceding month), computed through the last calendar day of the preceding month, (ii) the occurrence of an Event of Default in the consequence of which Required Lenders elect to accelerate the maturity and payment of the Obligations or (iii) termination of this Agreement pursuant to Section 3.4 hereof; provided, however, the Borrower hereby irrevocably authorizes Lenders, in Agent's sole discretion, to advance to Borrower and to charge to Borrower's Loan Account hereunder as a Revolving Credit Loan, a sum sufficient each month to pay all interest accrued on the Prime Revolving Credit Loan Portion and on the LIBOR Revolving Credit Portion during the immediately preceding month.

               (C) Costs, fees and expenses payable pursuant to this Agreement shall be payable by Borrower, on demand, to Agent or to any other Person designated by Agent in writing; and

               (D) The balance of the Obligations requiring the payment of money, if any, shall be payable by Borrower to Lenders and/or Agent as and when provided in this Agreement, the Other Agreements or the Security Documents, or if no such specific payment provision is so provided, then on demand.

          3.6. Application of Payments and Collections. If there has not occurred an Event of Default which is continuing, all payments and collections shall be applied against the Obligations, which are due and payable at the time of payment and/or collections, (i) as provided herein or (ii) if no specific provision therefor is contained herein, then as directed by Borrower. After the occurrence and during the continuation of an Event of Default, (i) Borrower irrevocably waives the right to direct the application of any and all payments and collections at any time or times thereafter received by Agent or any Lender from or on behalf of Borrower, and (ii) Borrower does hereby irrevocably agree that Agent or any Lender shall have the continuing exclusive right to apply and reapply any and all such payments and collections received at any time or times thereafter by Agent or any Lender against the Obligations, in such manner as Agent or Required Lenders may deem advisable, notwithstanding any entry by Agent or any Lender upon any of its books and records. If as the result of collections of Accounts as authorized by Section 5.2 hereof a credit balance exists in the Loan Account, such credit balance shall not accrue interest in favor of Borrower, but shall be available to Borrower at any time or times for so long as no Default or Event of Default exists. After the occurrence and during the continuation of an Event of Default, all payments and collections shall be applied against the Obligations as follows:

               first, to Agent and/or Lenders in an amount sufficient to pay in full the reasonable expenses of Agent in connection with the enforcement of this Agreement, the Security Documents or the other Loan Documents or the preservation of the Collateral, including all expenses, liabilities and advances incurred or made by Agent and/or Lenders in connection therewith, including, without limitation, reasonable attorney's fees;

               second, to Lenders in an amount equal to the then unpaid principal of and accrued interest and prepayment premiums, if any, on the Obligations and to Agent to fund any deposits required to be paid to Agent in accordance with Section 11.2(F);

               third, to Lenders in an amount equal to any other
          Obligations which are then unpaid; and

               finally, upon payment in full of all of the Obligations, to pay to Borrower, or its representatives or as a court of competent jurisdiction may direct, any surplus then remaining from such payments and collections.

          Upon receipt from Borrower of good funds, Agent will, subject to the foregoing, promptly thereafter cause to be distributed like funds relating to the payment of principal, interest or, if applicable, fees ratably to Lenders based upon each Lender's respective Revolving Loan Percentage.

          3.7. Sharing of Payments, Etc. If any Lender shall obtain any payment (whether voluntary, involuntary, through the exercise of any right of set-off, or otherwise) on account of the Revolving Credit Loan made by it in excess of its ratable share of payments on account of the Revolving Credit Loan made by all Lenders, such Lender shall forthwith purchase from each other Lender such participation in the Revolving Credit Loan as shall be necessary to cause such purchasing Lender to share the excess payment ratably with each other Lender; provided, however, that if all or any portion of such excess payment is thereafter recovered from such purchasing Lender, such purchase from each Lender shall be rescinded and such Lender shall repay to the purchasing Lender the purchase price to the extent of such recovery together with an amount equal to such Lender's ratable share (according to the proportion of (i) the amount of such Lender's required repayment to (ii) the total amount so recovered from the purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered. Borrower agrees that any Lender so purchasing a participation from another Lender pursuant to this Section
     3.7 may, to the fullest extent permitted by law, exercise all its rights of payment (including the right of set-off) with respect to such participation as fully as if such Lender were the direct creditor of Borrower in the amount of such participation.

          3.8. Statements of Account. Agent will account to Borrower monthly with a statement of Loans, charges and payments made pursuant to this Agreement, a copy of which shall be sent to each Lender and such account rendered by Agent shall be deemed final, binding and conclusive upon Borrower unless Agent is notified by Borrower in writing to the contrary within thirty (30) days of the date each account is mailed to Borrower. Such notice shall only be deemed an objection to those items specifically objected to therein.

     SECTION 4.     COLLATERAL:  GENERAL TERMS

          4.1. Security Interest in Collateral. To secure the prompt payment and performance to Agent and Lenders of the Obligations, Borrower hereby grants to Agent, for its benefit and the ratable benefit of Lenders, a continuing security interest in and Lien upon the following Property of Borrower, whether now owned or existing or hereafter created, acquired or arising and wheresoever located:

               (A)  Accounts;

               (B)  Inventory;

               (C)  Equipment;

               (D)  General Intangibles;

               (E) All monies and other Property of any kind, now or at any time or times hereafter, in the possession or under the control of Agent or any Lender or a bailee of Agent or any Lender;

               (F) All accessions to, substitutions for and all replacements, products and cash and non-cash proceeds of (A), (B), (C), (D) and (E) above, including, without limitation, proceeds of and unearned premiums with respect to insurance policies insuring any of the Collateral;

               (G) All books and records (including, without limitation, customer lists, credit files, computer programs, print-outs, and other computer materials and records) of Borrower pertaining to any of (A), (B),
     (C), (D), (E) or (F) above.

          Notwithstanding the foregoing, Collateral shall not include (1) any licenses or permits the encumbrance of which would violate any law, statute or regulation; (2) any contract rights (including, without limitation, any contracts or leases), the encumbrance of which would violate the terms of the agreements establishing such rights; provided that Borrower shall use reasonable good faith efforts to obtain any necessary consent to enable any such contract right to be included within the Collateral, or (3) Equipment located at Borrower's facility in Oshkosh, Wisconsin, or at a Distribution Center.

          4.2. Lien on Realty. The due and punctual payment and performance of the Obligations shall also be secured by the Lien created by the Mortgages. If Borrower shall acquire at any time or times hereafter any interest in other real Property (other than leasehold interests in sales offices and Distribution Centers), Borrower agrees promptly to execute and deliver to Agent, for its benefit and the ratable benefit of Lenders, as additional security and Collateral for the Obligations, deeds of trust, security deeds, mortgages or other collateral assignments satisfactory in form and substance to Agent, and its counsel (herein collectively referred to as "New Mortgages") covering such real Property. The Mortgage and each New Mortgage shall be duly recorded in each office where such recording is required to constitute a valid Lien on the real Property covered thereby. In respect to each New Mortgage, Borrower shall deliver to Agent, at Borrower's expense, mortgagee title insurance policies issued by a title insurance company satisfactory to Agent, for its benefit and the ratable benefit of Lenders, insuring Agent, for its benefit and the ratable benefit of Lenders, as mortgagee; such policies shall be in form and substance satisfactory to Agent and shall insure a valid first Lien in favor of Agent, for its benefit and the ratable benefit of Lenders, on the Property covered thereby, subject only to those exceptions acceptable to Agent and its counsel. Said policies shall be in form and substance satisfactory to Agent. Borrower shall deliver to Agent such other documents, including, without limitation, as-built survey prints of the real Property, as Agent and its counsel may reasonably request relating to the real Property subject to any such New Mortgage.

          4.3. Representations, Warranties and Covenants -- Collateral. To induce Agent and Lenders to enter into this Agreement, Borrower represents, warrants, and covenants to Agent and Lenders:

               (A) The Collateral is now, and so long as any of the Obligations are outstanding, prior to any sale, disposition or condemnation permitted by the terms hereof, will continue to be, owned solely by Borrower. No other Person has or will have any right, title, interest, claim, or Lien thereon, other than Permitted Liens.

               (B) Except as specifically consented to in writing by Required Lenders and except for the Permitted Liens, the Liens granted to Agent, for its benefit and the ratable benefit of Lenders, shall be first and prior on the Collateral and as to the Accounts and proceeds, including insurance proceeds, resulting from the sale, disposition, or loss thereof. No further action need be taken in respect to Collateral located in the United States or Canada to perfect the Liens granted in the Collateral to Agent, for its benefit and the ratable benefit of Lenders, other than the filing of financing statements or continuation statements under the Code or other applicable law, continued possession by Agent or Lenders of that portion of the Collateral constituting instruments or documents, the processing of Lien notations on motor vehicle title certificates and the recording of any Mortgage or New Mortgage.

               (C) All goods evidenced by the Collateral constituting chattel paper, documents, or instruments, the possession of which has been given to Agent, are owned by Borrower and the same are free and clear of any prior Lien, except for Permitted Liens. Borrower further warrants and guarantees the value, quantities, sound condition, grades, and qualities of the goods and services described therein. Borrower shall pay and discharge when due all taxes, levies, and other charges upon said Collateral and upon the goods evidenced by any documents constituting Collateral and shall defend Agent and Lenders against and save it harmless from all claims of any Person with respect to the Collateral. This indemnity shall include reasonable attorneys' fees and legal expenses.

          4.4. Lien Perfection. Borrower agrees to execute the UCC-1 financing statements provided for by the Code or otherwise together with any and all other instruments, assignments or documents and shall take such other action as may be required to perfect or to continue the perfection of Agent's security interest in the Collateral, including, without limitation, the execution at Agent's request of all documents deemed necessary by Agent to cause Agent's Lien to be noted on any motor vehicle title certificates for motor vehicles forming a part of the Collateral. Unless prohibited by applicable law, Borrower hereby authorizes Agent to execute and file any such financing statement on Borrower's behalf. The parties agree that a carbon, photographic or other reproduction of this Agreement shall be sufficient as a financing statement and may be filed in any appropriate office in lieu thereof. Without limiting the generality of the foregoing, Borrower agrees to name Agent, for its benefit and the ratable benefit of Lenders, as the assignee or secured party on all UCC-1 financing statements filed on or after the Closing Date in respect to any Lien of Borrower on products and/or inventory sold to its dealers.

          4.5. Location of Collateral. All Collateral, other than Inventory in transit and motor vehicles, or Collateral in the possession of Agent or Lenders, will at all times be kept by Borrower at one or more of the business locations set forth in Exhibit B and shall not, without the prior written approval of Agent, be moved therefrom except, prior to an Event of Default and the acceleration of the maturity of the Obligations in consequence thereof, for (A) sales of Inventory in the ordinary course of business; (B) the storage of Inventory at locations within the continental United States other than those shown on Exhibit B if (i) Borrower gives Agent written notice of the new storage location at least thirty (30) days prior to storing Inventory at such location, (ii) Agent's security interest in such Inventory is and continues to be a duly perfected, first priority Lien thereon, subject only to Permitted Liens (iii) neither Borrower's nor Agent's right of entry upon the premises where such Inventory is stored, or its right to remove the Inventory therefrom, is restricted, other than by applicable law, in any material respect, (iv) the owner of such premises agrees with Agent not to assert any landlord's, bailee's or other Lien in respect of the Inventory for unpaid rent or storage charges and (v) all negotiable documents and receipts in respect of any Collateral maintained at such premises are promptly delivered to Agent; (C) transfers of Equipment from a location set forth on Exhibit B to another location set forth on Exhibit B and (D) removals in connection with dispositions of Equipment that are permitted by Section 9.2(O) hereof.

          4.6. Insurance of Collateral. Borrower agrees to maintain and pay for insurance upon all Inventory and Equipment wherever located, in storage or in transit in vehicles, including goods evidenced by documents, covering casualty, hazard, public liability and such other risks and in such amounts and with such insurance companies as shall be reasonably satisfactory to Agent to insure Agent's interest in the Collateral. In respect to casualty and hazard insurance policies, Borrower shall deliver the originals or certified copies of such policies to Agent with satisfactory lender's loss payable endorsements naming Agent loss payee, for the ratable benefit of Lenders. In respect to public liability and other insurance policies, Borrower shall deliver a certificate of insurance in respect to each such policy. Each policy of insurance or endorsement shall contain a clause requiring the insurer to give not less than thirty (30) days prior written notice to Agent in the event of cancellation of the policy for any reason whatsoever and a clause that the interest of Agent shall not be impaired or invalidated by any act or neglect of Borrower or owner of the Property nor by the occupation of the premises for purposes more hazardous than are permitted by said policy. If Borrower fails to provide and pay for such insurance, Agent may, at Borrower's expense, procure the same, but shall not be required to do so. Borrower agrees to deliver to Agent, true copies of all reports (which relate to any matter which could reasonably by expected to involve $25,000 or more) made in any reporting forms to casualty and hazard insurance companies. Borrower will maintain, with financially sound and reputable insurers, insurance with respect to its Properties and business against such casualties and contingencies of such type (including public liability, product liability, larceny, embezzlement, or other criminal misappropriation insurance) and in such amounts as is customary in the business or as otherwise reasonably required by Agent.
     The foregoing, notwithstanding, the provisions of this Section 4.6 shall not apply to the life insurance policies the Borrower maintains on the lives of certain of its highly compensated employees in connection with deferred compensation obligations owed to such employees.

          4.7. Protection of Collateral. All insurance expenses and all expenses of protecting, storing, warehousing, insuring, handling, maintaining and shipping the Collateral, any and all excise, property, sales, and use taxes imposed by any state, federal, or local authority on any of the Collateral or in respect of the sale thereof shall be borne and paid by Borrower. If Borrower fails to promptly pay any portion thereof when due, Agent may, at its option, but shall not be required to, pay the same and charge the Loan Account therefor. Borrower agrees to reimburse Agent promptly therefor with interest accruing thereon daily at the Default Rate provided in this Agreement. All sums so paid or incurred by Agent for any of the foregoing and all costs and expenses (including reasonable attorneys' fees, legal expenses, and court costs) which Agent may incur in enforcing or protecting its Lien on or rights and interest in the Collateral or any of its rights or remedies under this or any other agreement between the parties hereto or in respect of any of the transactions to be had hereunder until paid by Borrower to Agent with interest at the Default Rate, shall be considered Obligations owing by Borrower to Agent hereunder. Such Obligations shall be secured by all Collateral and by any and all other collateral, security, assets, reserves, or funds of Borrower in or coming into the hands or inuring to the benefit of Agent or any Lender. Agent shall not be liable or responsible in any way for the safekeeping of any of the Collateral or for any loss or damage thereto (except for reasonable care in the custody thereof while any Collateral is in Agent's actual possession) or for any diminution in the value thereof, or for any act or default of any warehouseman, carrier, forwarding agency, or other person whomsoever, but the same shall be at Borrower's sole risk.

          4.8. Release. Upon full and final payment of all of the Obligations, the Agent shall execute all releases and termination statements necessary to evidence the termination of its Liens in the assets of the Borrower.

     SECTION 5.     PROVISIONS RELATING TO ACCOUNTS

          5.1. Representations, Warranties and Covenants. With respect to all Accounts, Borrower represents and warrants to Agent and Lenders that Agent may rely, in determining which Accounts are Eligible Accounts, on all statements and representations made by Borrower with respect to any Account or Accounts, and, unless otherwise indicated in writing to Agent, that with respect to each Account:

               (A) It is genuine and in all respects what it purports to be, and it is not evidenced by a judgment;

               (B) It arises out of a completed, bona fide sale and delivery of goods or rendition of services by Borrower in the ordinary course of its business and in accordance with the terms and conditions of all purchase orders, contracts or other documents relating thereto and forming a part of the contract between Borrower and the Account Debtor (it being understood that contingent liabilities to repurchase equipment pursuant to floor plan and retail consumer financing arrangements do not affect the nature of completed, bona fide sales to dealers);

               (C) It is for a liquidated amount maturing as stated in the duplicate invoice covering such sale or rendition of services, a copy of which, if requested by Agent, has been furnished or is available to Agent;

               (D) To the best of Borrower's knowledge, such Account, and Agent's security interest therein, is not, and will not be in the future, subject to any offset, Lien, deduction, defense, dispute, counterclaim or any other adverse condition except for disputes resulting in returned goods where the amount in controversy is deemed by Agent to be immaterial, and each such Account is absolutely owing to Borrower and is not contingent in any respect or for any reason;

               (E) Borrower has made no agreement with any Account Debtor thereunder for any deduction therefrom, except for discounts and allowances which are granted by Borrower in the ordinary course of its business and which are reflected in the calculation of the net amount of each respective invoice related thereto or in the Borrowing Certificate;

               (F) To the best of Borrower's knowledge, there are no facts, events or occurrences which in any way impair the validity or enforceability thereof or tend to reduce the amount payable thereunder from the face amount of the invoice and statements evidencing such Accounts;

               (G) To the best of Borrower's knowledge, the Account Debtor thereunder (i) had the capacity to contract at the time any contract or other document giving rise to the Account was executed and (ii) such Account Debtor is Solvent; and

               (H) Borrower has no knowledge of any fact or circumstance which would impair the validity or collectability of the Account, and to the best of Borrower's knowledge there are no proceedings or actions which are threatened or pending against any Account Debtor thereunder which might result in any material adverse change in such Account Debtor's financial condition or the collectability of such Account.

          5.2. Borrowing Base Certificates, Assignments, Records and Schedules of Accounts. Borrower shall execute and deliver to Agent a Borrowing Base Certificate, in the form attached hereto as Exhibit C, monthly, on the 16th day of each fiscal month of Borrower, or if requested by Agent, more frequently or, at Borrower's option, semi-monthly. Said Borrowing Base Certificate shall include, among other things, formal written assignments of all Accounts including all Accounts that have been created since the date of the last Borrowing Base Certificate. Additionally, if separately requested by Agent, there shall be attached to the Borrowing Base copies of invoices or invoice registers related the newly created Accounts. Borrower shall keep accurate and complete records of its Accounts and all payments and collections thereon and, if requested by Agent, shall submit to Agent a sales and collections report for the preceding day, in form satisfactory to Agent. On or before the fifteenth day of each month from and after the date hereof, Borrower shall deliver to Agent, in form acceptable to Agent, a detailed aged trial balance of all Accounts existing as of the last day of the preceding month, specifying the names, face value and due dates for the Account Debtor obligated on an Account so listed ("Schedule of Accounts"). Upon Agent's request therefor, Borrower shall deliver to Agent such other matters and information relating to the status of the existing Accounts as Agent shall reasonably request.

          5.3. Administration of Accounts.

               (A) Upon the granting of any discounts, allowances or credits by Borrower that are not shown on the face of the invoice for the Account involved (other than what would be considered in the normal course of its business), Borrower shall promptly report such discounts, allowances or credits, as the case may be, to Agent and in no event later than the time of its submission to Agent of the next Schedule of Accounts as provided in
     Section 5.2. After the occurrence of an Event of Default and during the continuation thereof, Agent shall have the right to settle or adjust all disputes and claims directly with the Account Debtor and to compromise the amount or extend the time for payment of the Accounts upon such terms and conditions as Agent may deem advisable, and to charge the deficiencies, costs and expenses thereof, including reasonable attorney's fees, to Borrower.

               (B) If an Account includes a charge for any tax payable to any governmental taxing authority, Agent is authorized, in its sole discretion, to pay the amount thereof to the proper taxing authority for the account of Borrower and to cause Borrower's Loan Account hereunder to be charged therefor. Borrower shall notify Agent if any Account includes any tax due to any governmental taxing authority and, in the absence of such notice, Agent shall have the right to apply the full proceeds of the Account to the Obligations and shall not be liable for any taxes to any governmental taxing authority that may be due by Borrower by reason of the sale and delivery creating the Account.

               (C) Whether or not a Default or an Event of Default has occurred, any of Agent's officers, employees or agents shall have the right, at any time or times hereafter, in the name of Agent, any designee of Agent or Borrower, to verify the validity, amount or any other matter relating to any Accounts by mail, telephone, telegraph or otherwise. Borrower shall cooperate fully with Agent in an effort to facilitate and promptly conclude any such verification process.

          5.4. Collection of Accounts.

               (A) To expedite collection, Borrower shall endeavor in the first instance to make collection of its Accounts for Agent. All remittances received by Borrower on account of Accounts shall be held to the extent of the Obligations as Agent's property (for its benefit and the ratable benefit of Lenders) by Borrower as trustee of an express trust for Agent's benefit and Borrower shall immediately deposit same in the Dominion

     Account. Agent retains the right at all times to notify Account Debtors that Accounts have been assigned to Agent and to collect Accounts directly in its own name and to charge the collection costs and expenses, including reasonable attorneys' fees to Borrower. Agent has no duty to protect, insure, collect or realize upon the Accounts or preserve rights in them. For the purpose of computing interest hereunder, all items of payment received by Agent shall be deemed applied by Agent on account of the Obligations in accordance with Section 3.6 and the other provisions of this Agreement (subject to final payment of such items) one (1) Business Day after receipt by Agent of such items in immediately available funds.

               (B) Borrower shall deposit all proceeds of the Collateral or cause the same to be deposited in kind in a Dominion Account pursuant to a lockbox arrangement with such banks as may be selected by Borrower and be acceptable to Agent. Borrower shall issue to any such banks, an irrevocable letter of instruction directing such banks to deposit all payments or other remittances received in the lockbox to the Dominion Account for application by the Agent on account of the Obligations in accordance with Section 3.6 and the other provisions of this Agreement. All funds deposited in the Dominion Account shall immediately become the property of Agent (for its benefit and the ratable benefit of Lenders), to the extent of the Obligations, and Borrower shall obtain the agreement by such banks to waive any offset rights against the funds so deposited. Agent assumes no responsibility for such lockbox arrangement, including, without limitation, any claim of accord and satisfaction or release with respect to deposits accepted by any bank thereunder other than to account for any amounts withdrawn therefrom.

          5.5. Notice Regarding Disputed Accounts. In the event of any dispute between Borrower and any Account Debtor involving disputed amounts of One Hundred Thousand Dollars ($100,000) or more, Borrower shall provide Agent with written notice thereof at the time of submission of the next Schedule of Accounts, explaining in detail the reason for the dispute, all claims related thereto and the amount in controversy.

     SECTION 6.     PROVISIONS RELATING TO INVENTORY

          6.1. Representations, Warranties and Covenants. With respect to Inventory, Borrower represents and warrants to Agent and Lenders that Agent may rely, in determining which items of Inventory constitute Eligible Inventory, on all statements and representations made by Borrower with respect to any Inventory and that, unless otherwise indicated in writing:

               (A) All Inventory is presently and will continue to be located at Borrower's places of business listed on Exhibit B and will not be removed therefrom except as authorized by Section 4.5 of this Agreement;

               (B) No Inventory is now, nor shall any Inventory at any time or times hereafter be, stored with a bailee, warehouseman or similar party without Agent's prior written consent and, if Agent gives such consent, Borrower will concurrently therewith cause any such bailee, warehouseman, or similar party to issue and deliver to Agent, in form and substance acceptable to Agent, warehouse receipts therefor in Agent's name;

               (C) Except as provided below, no Inventory is or will be consigned to any Person without Agent's prior written consent, and, if such consent is given, Borrower shall, prior to the delivery of any Inventory on consignment, (i) provide Agent with all consignment agreements to be used in connection with such consignment, all of which shall be acceptable to Agent, (ii) prepare, execute and file appropriate financing statements with respect to any consigned Inventory, showing Agent as assignee, for its benefit and the ratable benefit of Lenders, (iii) conduct a search of all filings made against the consignee in all jurisdictions in which any consigned Inventory is to be located and deliver to Agent copies of the results of all such searches and (iv) notify, in writing, all the creditors of the consignee which are or may be holders of Liens in the Inventory to be consigned that Borrower expects to deliver certain Inventory to the consignee, all of which Inventory shall be described in such notice by item or type. Lender consents to Borrower consigning Inventory to certain of its customers provided that the amount of such consigned Inventory shall not exceed, at any time, Five Hundred Thousand Dollars ($500,000); and

               (D) No Inventory is or will be produced in violation of the Fair Labor Standards Act.

          6.2. Inventory Reports. Borrower agrees to furnish Agent with Inventory reports at such times as Agent may request, but at least once each month, on the 21st day of each fiscal month of Borrower. Such reports shall be in form and detail satisfactory to Agent. Borrower shall conduct a physical inventory no less frequently than annually and shall provide to Agent a report based on each such physical inventory promptly thereafter, together with such supporting information as Agent shall in its reasonable discretion request.

          6.3. Returns of Inventory. If at any time or times hereafter any Account Debtor returns any Inventory to Borrower, which returned Inventory had a sales price of One Hundred Thousand Dollars ($100,000) or more, Borrower shall notify Agent of the same immediately, specifying the reason for such return and the location and condition of the returned Inventory. After the occurrence of an Event of Default and during the continuation thereof, Borrower shall hold all returned Inventory in trust for Agent, for its benefit and the ratable benefit of Lenders, shall segregate all returned Inventory from all other Property owned by Borrower or in its possession and shall conspicuously label such Inventory as the Property of Agent, for its benefit and the ratable benefit of Lenders.

     SECTION 7.     PROVISIONS RELATING TO EQUIPMENT

          7.1. Representations, Warranties and Covenants. With respect to the Equipment, Borrower represents, warrants and covenants to and with Agent and Lenders that:

               (A) The Equipment is in good operating condition and repair, and all necessary replacements of and repairs thereto shall be made so that the value and operating efficiency of the Equipment shall be maintained and preserved, reasonable wear and tear and insured theft and casualty losses excepted; and

               (B) After the Closing Date, Borrower will not permit any of the Equipment (other than Equipment located at a Distribution Center or at Borrower's facility in Oshkosh, Wisconsin) to become affixed to any real Property leased to Borrower so that an interest arises therein under the real estate laws of the applicable jurisdiction unless the landlord of such real Property has executed a landlord waiver or leasehold mortgage in favor of Agent, for its benefit and the ratable benefit of Lenders, and Borrower will not permit any of the Equipment to become an accession to any personal Property other than Equipment subject to first priority Liens in favor of Agent, for its benefit and the ratable benefit of Lenders, or subject to Permitted Liens.

          7.2. Evidence of Ownership of Equipment. Promptly on request therefor by Agent, Borrower shall deliver to Agent any and all evidence of ownership, if any, of any of the Equipment which constitutes Collateral (including, without limitation, certificates of title and applications for title).

          7.3. Records and Schedules of Equipment. Borrower shall maintain accurate records itemizing and describing the kind, type, quality, quantity and value of its Equipment and all dispositions thereof and, if requested by Agent or Required Lenders, shall furnish Agent with a current schedule containing the foregoing information on at least an annual basis and more often if requested by Agent or Required Lenders.

     SECTION 8.     REPRESENTATIONS AND WARRANTIES

          8.1. General Representations and Warranties. To induce Agent and Lenders to enter into this Agreement and to make advances hereunder, Borrower warrants and represents to Agent and Lenders that:

               (A) Organization and Qualification. Borrower is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Borrower has duly qualified and is authorized to do business and is in good standing as a foreign corporation in each state or jurisdiction listed on Exhibit D attached hereto and made a part hereof and in all other states and jurisdictions where the character of its Properties or the nature of its activities make such qualification necessary, and in which the failure of Borrower to be so qualified would have a material adverse effect on the financial condition, business or Properties of Borrower.

               (B) Corporate Names. During the preceding five (5) years, Borrower has not been known as or used any corporate, fictitious or trade names except as disclosed on Exhibit E attached hereto and made a part hereof. Except as set forth on Exhibit E, Borrower has not, during the preceding five (5) years, been the surviving corporation of a merger or consolidation or acquired all or substantially all of the assets of any Person.

               (C) Corporate Power and Authority. Borrower has the legal right and power and is duly authorized and empowered to enter into, execute, deliver and perform this Agreement and each of the other Loan Documents to which it is a party. The execution, delivery and performance of this Agreement and each of the other Loan Documents have been duly authorized by all necessary corporate action and do not and will not (i) require any consent or approval of the shareholders of Borrower; (ii) contravene Borrower's certificate or articles of incorporation or by-laws; (iii) violate, or cause Borrower to be in default under, any provision or any law, rule, regulation, order, writ, judgment, injunction, decree, determination or award in effect having applicability to Borrower; (iv) result in a breach of or constitute a default under any indenture or loan or credit agreement or any other agreement, lease or instrument to which Borrower is a party or by which it or its Properties may be bound or affected; or (v) result in, or require, the creation or imposition of a Lien (other than Permitted Liens) upon or with respect to any of the Properties now owned or hereafter acquired by Borrower.

               (D) Legally Enforceable Agreement. This Agreement is, and each of the other Loan Documents when delivered under this Agreement will be, legal, valid and binding obligations of Borrower enforceable against it in accordance with their respective terms, except to the extent that such enforcement may be limited by applicable bankruptcy, insolvency and other similar laws affecting creditors' rights generally or by principles of equity pertaining to the availability of equitable remedies.

               (E) Use of Proceeds. Borrower's uses of the proceeds of any Loans made pursuant to this Agreement are, and will continue to be, legal and proper corporate uses, duly authorized by its Board of Directors where necessary, and such uses will not violate any applicable laws, including, without limitation, the Foreign Assets Control Regulations, the Foreign Funds Control Regulations and the Transaction Control Regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended).

               (F) Margin Stock. Borrower is not engaged principally, or as one of its important activities, in the business of purchasing or carrying "margin stock" (within the meaning of Regulation G, T or U of the Board of Governors of the Federal Reserve System), and no part of any Loans to Borrower will be used to purchase or carry any margin stock or to extend credit to others for the purpose of purchasing or carrying any margin stock or be used for any purpose which violates or is inconsistent with the provisions of Regulation G, T, U or X of said Board of Governors.

               (G) Governmental Consents. Borrower has, and is in good standing with respect to, all governmental consents, approvals, authorizations, permits, certificates, inspections, and franchises necessary to continue to conduct its business as heretofore or proposed to be conducted by it and to own or lease and operate its Properties as now owned or leased by it except where the failure to obtain such approval or consent or make such filing would not have any material adverse effect on the Borrower and would not have any adverse effect on the enforceability of any of the Loan Documents.

               (H) Patents, Trademarks, Copyrights and Licenses. Borrower owns or possesses all the patents, trademarks, service marks, trade names, copyrights, licenses, and rights with respect to the foregoing necessary for the present and planned future conduct of its business without any known conflict with the rights of others. All such patents, trademarks, service marks, tradenames, copyrights, licenses and other similar rights are listed on Exhibit F attached hereto and made a part hereof.

               (I) Capital Structure. Exhibit G attached hereto and made a part hereof states (a) the correct name of each of the Subsidiaries of Borrower, the jurisdiction of incorporation and the percentage of its Voting Stock owned by Borrower, (b) the name of Borrower's corporate or joint venture Affiliates and the nature of the affiliation, (c) the number and nature of all outstanding Securities of Borrower and the number, nature and holder of all outstanding Securities of each Subsidiary of Borrower and
     (d) the number of authorized, issued and treasury shares of Borrower and each Subsidiary of Borrower. Borrower has good and marketable title to all of the shares it purports to own of the stock of each Subsidiary, free and clear in each case of any Lien other than Permitted Liens. Except as set forth on Exhibit G, as of the date hereof, there are not outstanding any options to purchase, or any rights or warrants to subscribe for, or any commitments or agreements to issue or sell, or any Securities or obligations convertible into, or any powers of attorney relating to, shares of the capital stock of Borrower. Except as set forth on Exhibit G, as of the date hereof, there are not outstanding any agreements or instruments binding upon any of Borrower's shareholders relating to the ownership of its shares of capital stock.

               (J) Solvent Financial Condition. Borrower is now and, after giving effect to initial Loans to be made hereunder, at all times will be, Solvent.

               (K) Restrictions. Borrower is not a party or subject to any contract, agreement, or charter or other corporate restriction, which materially and adversely affect its business or the use or ownership of any of its Properties. Borrower is not a party or subject to any contract or agreement which restricts its right or ability to incur Indebtedness, other than as set forth on Exhibit H attached hereto, none of which prohibit the execution of or compliance with this Agreement by Borrower. Neither Borrower nor any of its Subsidiaries has agreed or consented to cause or permit in the future (upon the happening of a contingency or otherwise) any of its Property, whether now owned or hereafter acquired, to be subject to a Lien that is not a Permitted Lien.

               (L) Litigation. Except as set forth on Exhibit I attached hereto and made a part hereof or in respect to matters which could not be reasonably expected to have an adverse effect on Borrower in the amount of One Hundred Thousand Dollars ($100,000) or more individually or One Million Dollars ($1,000,000) or more in the aggregate, as of the date hereof, there are no actions, suits, proceedings or investigations pending, or to the knowledge of Borrower, threatened, against or affecting Borrower or any of its Subsidiaries, or the business, operations, Properties, prospects, profits or condition of Borrower or any of its Subsidiaries, in any court or before any governmental authority or arbitration board or tribunal. Except as otherwise specifically disclosed on Exhibit I, as of the date hereof no action, suit, proceeding or investigation shown on Exhibit I involves the possibility of materially and adversely affecting the Properties, business, prospects, profits or condition (financial or otherwise) of Borrower or the ability of any Borrower to perform this Agreement. Neither Borrower nor any of its Subsidiaries is in default with respect to any order, writ, injunction, judgment, decree or rule of any court, governmental authority or arbitration board or tribunal.

               (M) Title to Properties. Borrower and its Subsidiaries each has good, indefeasible and marketable title to and fee simple ownership of, or valid and subsisting leasehold interests in, all of its real Property, and good title to all of its other Property, including all of the Collateral, in each case, free and clear of all Liens except Permitted Liens.

               (N) Financial Statements; Fiscal Year. The Consolidated balance sheets of Borrower and its Subsidiaries as of December 31, 1993, and the related statements of income, changes in stockholder's equity, and changes in financial position for the periods ended on such dates, have been prepared in accordance with GAAP (except for changes in application in which Borrower's independent certified public accountants concur), and present fairly the financial position of Borrower and its Subsidiaries at such date and the results of Borrower's operations for such periods. Since April 30, 1994, there has been no material change in the condition, financial or otherwise, of Borrower and its Subsidiaries as shown on the Consolidated balance sheet as of such date and no change in the aggregate value of Equipment and real Property owned by Borrower and its Subsidiaries, except for the restructuring changes taken in respect to Morgan Manufacturing and for other changes in the ordinary course of business, none of which individually or in the aggregate has been materially adverse. The fiscal year of Borrower and each of its Subsidiaries ends on December 31 of each year.

               (O)  Full Disclosure.  The financial statements referred to in
     Section 8.1(N) above, do not, nor does this Agreement or any other written statement of Borrower to Agent or any Lender (including, without limitation, Borrower's filings, if any, with the Securities and Exchange Commission), when taken together as a whole, contain any untrue statement of a material fact or omit a material fact necessary to make the statements contained therein or herein not misleading. There is no fact which Borrower has failed to disclose to Agent or any Lender in writing which materially affects adversely or, so far as Borrower can now foresee, will materially affect adversely the Properties, business, profits, or condition (financial or otherwise) of Borrower or could reasonably be expected to adversely affect, in any material respect, its Properties, business, profits or condition or the ability of Borrower to perform this Agreement.

               (P) Pension Plans. Except as disclosed on Exhibit J attached hereto and made a part hereof, neither Borrower nor any of its Subsidiaries has any Plan. Except as set forth on Exhibit J, neither Borrower nor any of its Subsidiaries has received any notice from the Department of Labor to the effect that it is not in compliance, in all material respects, with any of the requirements of ERISA and the regulations promulgated thereunder.
     No fact or situation that could lead to a material adverse change in the financial condition of Borrower, including, but not limited to, any Reportable Event, or Prohibited Transaction, which is not exempt under ERISA, exists in connection with any Plan. Except as set forth on Exhibit J, neither Borrower nor any of its Subsidiaries has any withdrawal liability in connection with a Multiemployer Plan.

               (Q) Taxes. The federal tax identification number of Borrower is 06-1095650. Borrower and its Subsidiaries each have filed all federal, state and local tax returns and other reports it is required by law to file and has paid, or made provision for the payment of, all taxes, assessments, fees and other governmental, charges that are due and payable, except where the failure to so file, pay or make provision would not have a material adverse effect on Borrower or its business or operations or where any such taxes, assessments or charges are being contested in good faith and by appropriate proceedings and where Borrower maintains reasonable reserves on its books therefor. The provision for taxes on the books of Borrower and its Subsidiaries are adequate for all years not closed by applicable statutes, and for its current fiscal year.

               (R) Labor Relations. Except as described on Exhibit K attached hereto and made a part hereof, neither Borrower nor any of its Subsidiaries is a party to any collective bargaining agreement, and there are no material grievances, disputes or controversies with any union or any other organization of Borrower's employees, or threats of strikes, work stoppages or any asserted pending demands for collective bargaining by any union or organization.

               (S) Compliance With Laws. Except as disclosed on Exhibit L, (i) Borrower has duly complied with, and its Properties, business operations and leaseholds are in compliance with, the provisions of all federal, state and local laws, rules and regulations applicable to Borrower, its Properties or the conduct of its business, including, without limitation, OSHA and all Environmental Laws, except where the failure to so comply would not have a material adverse effect on Borrower or its business or operations and (ii) there have been no citations, notices or orders of noncompliance issued to Borrower or any of its Subsidiaries under any such law, rule or regulation.

               (T) Surety Obligations. Except as disclosed on Exhibit M, Borrower is not obligated as surety or indemnitor under any surety or similar bond or other contract issued or entered into any agreement to assure payment, performance or completion of performance of any undertaking or obligation of any Person.

               (U) No Defaults. No event has occurred and no condition exists which would, upon the execution and delivery of this Agreement or Borrower's performance hereunder, constitute a Default or an Event of Default. Neither Borrower nor any of its Subsidiaries is in default, and no event has occurred and no condition exists which constitutes, or which with the passage of time or the giving of notice or both would constitute, a default in the payment of any Indebtedness to any Person for Money Borrowed.

               (V) Brokers. Except as otherwise disclosed in writing to Agent prior to the Closing, there are no claims for brokerage commissions, finder's fees or investment banking fees in connection with the transactions contemplated by this Agreement.

               (W) Business Locations. During the preceding five (5) year period, Borrower has had no office or place of business located in any state or county other than as shown on Exhibit B.

               (X) Trade Relations. There exists no actual or threatened termination, cancellation or limitation of, or any modification or change in, the business relationship between Borrower and any customer or any group of customers whose purchases individually or in the aggregate are material to the business of Borrower, or with any material supplier, and there exists no present condition or state of facts or circumstances which would materially affect adversely Borrower or prevent Borrower from conducting such business after the consummation of the transaction contemplated by this Agreement in substantially the same manner in which it has heretofore been conducted.

               (Y) Leases. Exhibit N attached hereto is a complete listing of all capitalized leases of Borrower as of the date hereof and Exhibit O attached hereto is a complete listing of all operating leases involving annual Rentals of $50,000 or more of Borrower as of the date hereof.

               (Z) Investment Company Act. Borrower is not an "investment company" or a company "controlled" by an "investment company" within the meaning of the Investment Company Act of 1940, as amended.

          8.2. Reaffirmation. Each request for a Loan made by Borrower pursuant to this Agreement or any of the other Loan Documents shall constitute (i) an automatic representation and warranty by Borrower to Agent and Lenders that there does not then exist any Default or Event of Default; (ii) a reaffirmation as of the date of said request that the representations and warranties of Borrower as to the completeness and accuracy of any Exhibit were true and correct as of the date thereof; (iii) a reaffirmation as of the date of such request that any representation and warranty relating to a specific time was true in all material respects as of such time; and (iv) a reaffirmation as of the date of said request that all of the other representations and warranties of Borrower contained in this Agreement and the other Loan Documents are true in all material respects except for changes in Borrower's business or operations that would render the information in any Exhibit attached hereto either inaccurate or incomplete, in any material respect, so long as Required Lenders has consented to such changes or such changes are not prohibited by this Agreement.

          8.3. Survival of Representations and Warranties. Borrower covenants, warrants and represents to Agent and Lenders that all representations and warranties of Borrower contained in this Agreement or any of the other Loan Documents shall be true at the time of Borrower's execution of this Agreement and the other Loan Documents, and shall survive the execution, delivery and acceptance thereof by Agent and Lenders and the parties thereto and the closing of the transactions described therein or related thereto.

     SECTION 9.     COVENANTS AND CONTINUING AGREEMENTS

          9.1. Affirmative Covenants. During the term of this Agreement, and thereafter for so long as there are any Obligations to Agent or any Lender, Borrower covenants that, unless otherwise consented to by Required Lenders in writing, it shall:

               (A) Taxes and Liens. Pay and discharge, and cause each Subsidiary to pay and discharge, all taxes, assessments and governmental charges upon it, its income and Properties as and when such taxes, assessments and charges are due and payable, unless and to the extent only that such taxes, assessments and charges are being contested in good faith and by appropriate proceedings and Borrower maintains reasonable reserves on its books therefor, and except for taxes in immaterial amounts which are inadvertently not paid. Borrower shall also pay and discharge any lawful claims which, if unpaid, might become a Lien against any of Borrower's Properties except for Permitted Liens and any Lien which would, as a matter of law, exist notwithstanding such contest and late payment.

               (B) Tax Returns. File, and cause each Subsidiary to file, all federal, state and local tax returns and other reports Borrower or such

     Subsidiary is required by law to file, except where the failure to so file would not have a material adverse effect on Borrower or its business or operations and maintain adequate reserves for the payment of all taxes, assessments, governmental charges, and levies imposed upon it, its income, or its profits, or upon any Property belonging to it.

               (C) Payment of Bank Charges. Pay to Agent, on demand, any and all reasonable and customary fees, costs or expenses which Agent or any Lender pays to a bank or other similar institution (including, without limitation, any fees paid by the Agent to any Lender) arising out of or in connection with (i) the forwarding to Borrower or any other Person on behalf of Borrower, by Agent or any Lender, proceeds of loans made by Lenders to Borrower pursuant to this Agreement and (ii) the depositing for collection, by Agent or any Lender, of any check or item of payment received or delivered to Agent or any Lender on account of the Obligations.

               (D) Business and Existence. Preserve and maintain, and cause each Subsidiary to preserve and maintain, its separate corporate existence and all rights, privileges, and franchises in connection therewith except where not necessary to the conduct of its business, and maintain, and cause each Subsidiary to maintain, its qualification and good standing in all states in which such qualification is necessary in order for Borrower or such Subsidiary to conduct its business in such states.

               (E) Maintain Properties. Maintain, and cause each Subsidiary to maintain, its Properties (ordinary wear and tear excepted) in good condition and make, and cause each Subsidiary to make, all necessary renewals, repairs, replacements, additions and improvements thereto consistent with past practices.

               (F) Compliance with Laws. Comply, and cause each Subsidiary to comply, with all laws, ordinances, governmental rules and regulations to which it is subject, and obtain and keep in force any and all licenses, permits, franchises, or other governmental authorizations necessary to the ownership of its Properties or to the conduct of its business, except where such violation or failure to obtain could not reasonably be expected to materially and adversely affect the business, prospects, profits, Properties, or condition (financial or otherwise) of Borrower.

               (G) ERISA Compliance. (i) At all times make prompt payment of contributions required to meet the minimum funding standards set forth in ERISA with respect to each Plan; (ii) if requested by Agent, promptly after the filing thereof, furnish to Agent copies of any annual report (Form
     5500) required to be filed pursuant to ERISA in connection with each Plan and any other employee benefit plan of it and its Affiliates subject to ERISA; (iii) notify Agent as soon as practicable of any Reportable Event and of any additional act or condition arising in connection with any Plan which Borrower believes might constitute grounds for the termination thereof by the Pension Benefit Guaranty Corporation or for the appointment by the appropriate United States district court of a trustee to administer the Plan; and (iv) furnish to Agent, promptly upon Agent's request therefor, such additional information concerning any Plan or any other such employee benefit plan as may be reasonably requested.

               (H) Business Records. Keep, and cause each Subsidiary to keep, adequate records and books of account with respect to its business activities in which proper entries are made in accordance with GAAP reflecting all its financial transactions.

               (I) Visits and Inspections. Permit representatives of Agent or any Lender, from time to time, as often as may be reasonably requested, but only during normal business hours, to visit and inspect the Properties of Borrower, inspect and make extracts from its books and records, and discuss with its officers, its employees and its independent accountants, Borrower's business, assets, liabilities, financial condition, business prospects and results of operations.

               (J) Financial Statements. Cause to be prepared and furnished to Agent the following (all to be kept and prepared in accordance with GAAP applied on a consistent basis, unless Borrower's certified public accountants concur with any change therein and such change is disclosed to Agent and Lenders and is consistent with GAAP):

                    (i) as soon as possible, but not later than ninety (90) days after the close of each fiscal year of Borrower, unqualified audited financial statements of Borrower and its Subsidiaries as of the end of such year, on a Consolidated basis, certified by a firm of independent certified public accountants of recognized standing selected by Borrower but acceptable to Agent (except for a qualification for a change in accounting principles with which the accountant concurs);

                    (ii) as soon as possible, but not later than thirty (30) days after the end of each fiscal month hereafter which is not the end of any fiscal quarter, unaudited interim Consolidated financial statements of Borrower and its Subsidiaries as of the end of such month and of the portion of Borrower's fiscal year then elapsed, on a Consolidated basis, certified by the principal financial officer of Borrower as prepared in accordance with GAAP and fairly presenting the Consolidated financial position and results of operations of Borrower and its Subsidiaries for such month and period subject only to changes from audit and year-end adjustments and except that such statements need not contain notes;

                    (iii)     as soon as possible, but not later than forty-five
     (45) days (ninety (90) days in respect to the last fiscal quarter of each fiscal year) after the end of each fiscal quarter hereafter, unaudited interim Consolidated financial statements of Borrower and its Subsidiaries as of the end of such fiscal quarter and of the portion of Borrower's financial year then elapsed, on a Consolidated basis, certified by the principal financial officer of Borrower as prepared in accordance with GAAP and fairly presenting the Consolidated financial position and results of operations of Borrower and its Subsidiaries for such fiscal quarter and period subject only to changes from audit and year-end adjustments and except that such statements need not contain notes;

                    (iv) promptly after the sending or filing thereof, as the case may be, copies of any proxy statements, financial statements or reports which Borrower has made available to its shareholders and copies of any regular, periodic and special reports or registration statements which Borrower files with the Securities and Exchange Commission or any governmental authority which may be substituted therefor, or any national securities exchange; and

                    (v) such other data and information (financial and otherwise) as Agent or Required Lenders, from time to time, may reasonably request, bearing upon or related to the Collateral, Borrower's financial condition or results of operations, including, without limitation, federal income tax returns of Borrower, accounts payable ledgers, and bank statements.

          Concurrently with the delivery of the financial statements described in clause (i) of this Section 9.1(J), Borrower shall forward to Agent a copy of the accountants' letter to Borrower's management that is prepared in connection with such financial statements and also shall cause to be prepared and shall furnish to Agent a certificate of the aforesaid certified public accountants certifying to Agent and Lenders that, based upon their examination of the financial statements of Borrower and its Subsidiaries performed in connection with their examination of said financial statements, they are not aware of any Default or Event of Default, or, if they are aware of such Default or Event of Default, specifying the nature thereof. Concurrently with the delivery of the financial statements described in clauses (i), (ii) and (iii) of this
     Section 9.1(J), Borrower shall cause to be prepared and furnished to Agent a Compliance Certificate in the form of Exhibit P attached hereto, with appropriate insertions, from the Chief Financial Officer of Borrower certifying to Agent and Lenders that to the best of his knowledge, Borrower has kept, observed, performed and fulfilled each and every covenant, obligation and agreement binding upon Borrower in this Agreement and the other Loan Documents and that no Default or Event of Default has occurred and is continuing, or, if such Default or Event of Default has occurred and is continuing, specifying the nature thereof. Borrower authorizes Agent or its designated representatives to communicate directly with its independent certified public accountants and authorizes those accountants to disclose to Agent any and all financial statements and other supporting financial documents and schedules. At or before the initial Closing Date, Borrower shall deliver a letter addressed to such accountants instructing them to comply with the provisions of this Section 9.1(J). Further within five (5) days after the earlier of the last day of each fiscal year of Borrower and the date Borrower engaged independent certified public accountants to audit Borrower's financial statements, Borrower shall deliver to such independent certified public accountants a letter from Borrower addressed to such independent certified public accountants indicating that it is a primary intention of Borrower in engaging such accountants that Agent and Lenders rely upon such financial statements of Borrower and its Subsidiaries.
     Agent shall promptly forward to Lenders all financial statements, certificates, reports, and other information received by it from Borrower or any other Person pursuant to this Section 9.1(J).

               (K) Notices to Agent and Lenders. Notify Agent and Lenders in writing: (i) promptly after Borrower's learning thereof, of the commencement of any litigation affecting Borrower or any of its Properties, whether or not the claim is considered by Borrower to be covered by insurance, and of the institution of any administrative proceeding, which litigation or proceeding could reasonably be expected to materially and adversely affect Borrower's operations, financial condition, Properties or business or Agent's Lien upon any of the Collateral; (ii) at least thirty
     (30) days prior thereto, of Borrower's opening of any new office or place of business or Borrower's closing of any existing office or place of business; (iii) promptly after Borrower's learning thereof, of any labor dispute to which Borrower may become a party which could reasonably be expected to have a materially adverse effect on Borrower, any strikes or walkouts relating to any of its plants or other facilities, and the expiration of any labor contract to which it is a party or by which it is bound; (iv) promptly after Borrower's learning thereof, of any material default by Borrower under any note, indenture, loan agreement, mortgage, lease, deed, guaranty or other similar agreement relating to any Indebtedness of Borrower exceeding One Hundred Thousand Dollars ($100,000);
     (v) promptly after the occurrence thereof, any Default or Event of Default;
     (vi) promptly after the occurrence thereof, of any default by any obligor under any note or other evidence of Indebtedness in excess of $100,000 payable to Borrower, and (vii) promptly after the rendition thereof, of any judgment in excess of $50,000 rendered against Borrower or any of its Subsidiaries.

               (L) Landlord and Storage Agreements. Provide Agent with copies of all agreements between Borrower and any landlord or warehouseman which owns any premises at which any Inventory may, from time to time, be kept.

               (M) Further Assurances. At Agent's request, promptly execute or cause to be executed and deliver to Agent any and all documents, instruments and agreements deemed necessary by Agent or Required Lenders to give effect to or carry out the terms or intent of this Agreement or any of the other Loan Documents. Without limiting the generality of the foregoing, if any of the Accounts, the face value of which exceeds One Thousand Dollars ($1,000) arises out of a contract with the United States of America, or any department, agency, subdivision or instrumentality thereof, Borrower shall notify Agent thereof in writing after the end of each month and shall execute any instruments and take any other action required or requested by Agent to comply with the provisions of the Federal Assignment of Claims Act.

               (N) Book Entry System. Borrower shall maintain, if requested by Agent, a book entry system with respect to the Notes, and any transfers thereof, in accordance with the requirements set forth in temporary Treasury Regulation Section 5f.103-1(c).

               (O) Projections. As soon as available, and in any event no later than thirty (30) days after the end of each fiscal year of Borrower, deliver to Agent Projections of Borrower for the forthcoming year, quarter by quarter. Agent, in turn shall promptly deliver such Projections to Lenders.

               (P) Environmental Matters. (i) Borrower shall and shall cause each of its Subsidiaries to (a) comply strictly and in all material respects with all applicable Environmental Laws, (b) take promptly any remediation and/or corrective action necessary to cure any violation of Environmental Laws of which Borrower has knowledge, (c) notify the proper governmental agency promptly in the event of any Release of any Hazardous Substance reportable under 42 USC 9603, 42 USC 11044, 33 USC 1321(b)(5) or any counterpart or similar state or local requirement, (d) promptly forward to Agent, upon its request, a copy of any order, notice, permit, application, or any other communication or report in connection with any such Release of any Hazardous Substance or any other matter relating to the Environmental Laws as they may affect its premises, and (e) promptly forward to Agent a copy of any order, notice, permit, application or other communication or report in connection with any material Release of any Hazardous Substance or any other material matter relating to the Environmental Laws as they may affect its premises.

                    (ii) Borrower shall indemnify Lenders and Agent and hold Lenders and Agent harmless from and against any loss, liability, damage or expense, including reasonable attorneys' fees, suffered or incurred by Lender and Agent, whether as mortgagee pursuant to any New Mortgage, as mortgagee in possession, or as successor in interest to Borrower or any of its Subsidiaries as owner or lessee of any premises by virtue of foreclosure or acceptance of deed in lieu of foreclosure (a) under or on account of the Environmental Laws, including the assertion of any Lien thereunder; (b) with respect to any Release of any Hazardous Substance reportable under 42 USC 9603, 42 USC 11044, 33 USC 1321(b)(5) or any counterpart or similar state or local requirement, affecting such premises or the premises of any other place, including any loss of value of such premises as a result of a Release of any Hazardous Substance; and (c) with respect to any other environmental matter within the jurisdiction of any federal, state, or municipal official administering the Environmental Laws; provided, however, that Borrower will not be liable for such indemnification to Lenders and/or Agent to the extent that any such loss, liability, damage or expense results from the gross negligence or willful misconduct of the Person who would otherwise be entitled to be indemnified pursuant to this Section 9.1(P)(ii). The procedures to be followed as to any indemnity pursuant to this Section shall be as set forth in Sections
     13.2 and 13.4 hereof.

                    (iii) Borrower shall provide Agent with such evidence, reports and/or other documentation as reasonably requested by Agent or Required Lenders to insure that Borrower is in compliance with the terms of this Section 9.1(P).

          9.2. Negative Covenants. During the term of this Agreement, and thereafter for so long as there are any Obligations to Agent or any Lender, Borrower covenants that, unless Required Lenders have first consented thereto in writing, it will not:

               (A) Mergers; Consolidations; Acquisitions. Merge or consolidate, or permit any Subsidiary to merge or consolidate, with any Person, except a consolidation or merger involving only (i) Borrower and one or more wholly owned Subsidiaries or (ii) two or more wholly owned Subsidiaries; nor acquire all or any substantial part of the Properties of any Person.

               (B) Loans. Make, or permit any Subsidiary to make, any loans or other advances of money (other than for salary, travel advances, advances against commissions, loans to employees for the purchase of personal computers and other similar advances in the ordinary course of business and employee relocation loans provided that the aggregate amount of all employee relocation loans shall not exceed at any time One Million Dollars ($1,000,000)) to any Person, including, without limitation, any of Borrower's Affiliates, officers or employees other than any Permitted Investment.

               (C)  Total Indebtedness.   Create, incur, assume, or suffer to
     exist, or permit any Subsidiary to create, incur or suffer to exist, any

     Indebtedness, except: (i) Obligations owing to Agent and Lenders; (ii) Indebtedness of any Subsidiary to Borrower; or (iii) accounts payable to trade creditors which are not more than thirty (30) days past due and current operating expenses (other than for Money Borrowed) which are not more than thirty (30) days past due, in each case incurred in the ordinary course of business and paid within such time period, unless the same are actively being contested in good faith and, if appropriate, and lawful proceedings and the Borrower shall have set aside such reserves, if any, with respect thereto as are required by GAAP and deemed adequate by Borrower and, in respect to reserves contained on year-end statements, its independent accountants; (iv) obligations to pay Rentals permitted by
     Section 9.2(X); (v) Permitted Purchase Money Indebtedness; (vi) contingent liabilities arising out of endorsements of checks and other negotiable instruments for deposit or collection in the ordinary course of business;
     (vii) Indebtedness to Agent, any Lender or any Affiliate of either under any interest rate hedging, swap, cap or similar agreement between Borrower and such Person; (viii) obligations under Capitalized Leases to the extent not prohibited by any other section of this Section 9.2; (ix) Indebtedness for deferred compensation owed by Borrower to its highly compensated employees; (x) Indebtedness arising in connection with employee benefit plans entered into or incurred in the ordinary course of business; (xi) Indebtedness for Money Borrowed arising out of or in connection with the existing Industrial Revenue Bonds secured by a Lien on Borrower's facility in Oshkosh, Wisconsin and by certain Equipment of Borrower located in Oshkosh, Wisconsin and Borrower's Distribution Centers; (xii) Indebtedness for deferred taxes; and (xiii) Indebtedness not included in paragraphs (i) through (xiii) above which does not exceed at any time, in the aggregate, the sum of Five Hundred Thousand Dollars ($500,000).

               (D) Affiliate Transactions. Except as provided below, enter into, or be a party to, or permit any Subsidiary to enter into or be a party to, any transaction with any Affiliate, except in the ordinary course of and pursuant to the reasonable requirements of Borrower's or such Subsidiary's business and upon fair and reasonable terms which are fully disclosed to Agent and are no less favorable to Borrower than would be obtainable in a comparable arm's length transaction with a Person not an Affiliate of Borrower or such Subsidiary. The foregoing notwithstanding, Borrower may pay management fees to Sagatuck Capital Company Limited Partnership in a per annum amount not to exceed $125,000 pursuant to the terms of that certain Management Agreement dated as of January 13, 1984, by and between Borrower and Sagatuck Capital Company Limited Partnership.

               (E) Partnership or Joint Ventures. Become or agree to become a general or limited partner in any general or limited partnership or a joint venturer in any joint venture.

               (F) Adverse Transactions. Enter into any transaction, or permit any Subsidiary to enter into any transaction, which materially and adversely affects or could reasonably be expected to materially and adversely affect the Collateral or Borrower's ability to repay the Obligations.

               (G) Guaranties. Guarantee, assume, endorse or otherwise, in any way, become directly or contingently liable with respect to the Indebtedness of any Person except by endorsement of instruments or items of payment for deposit or collection.

               (H) Limitation on Liens. Create or suffer to exist, or permit any Subsidiary to create or suffer to exist, any Lien upon any of its Property, income or profits, whether now owned or hereafter acquired, except: (i) Liens at any time granted in favor of Agent, for its benefit and the ratable benefit of Lenders; (ii) Liens for taxes (excluding any Lien imposed pursuant to any of the provisions of ERISA) not yet due or which are being contested as permitted by Section 9.1(A) hereof other than any Lien which would, as a matter of law, exist notwithstanding such contest and late payment, but only if in Agent's judgment such Lien does not affect adversely Agent's or Lenders' rights or the priority of Agent's Lien in Collateral; (iii) Liens securing the claims or demands of materialmen, mechanics, carriers, warehousemen, landlords and other like Persons for labor, materials, supplies or rentals incurred in the ordinary course of Borrower's business, but only if the payment thereof is not at the time required or if the aggregate amount of such payments does not exceed Two Hundred Fifty Thousand Dollars ($250,000); (iv) deposits made in the ordinary course of business in connection with workmen's compensation, unemployment insurance, social security and other like laws; (v) attachment, judgment and other similar non-tax Liens arising in connection with court proceedings, but only if and for so long as the execution or other enforcement of such Liens is and continues to be effectively stayed and bonded on appeal, the validity and amount of the claims secured thereby are being actively contested in good faith and by appropriate lawful proceedings and such Liens do not, in the aggregate, materially detract from the value of the Property of Borrower or materially impair the use thereof in the operation of Borrower's business; (vi) Purchase Money Liens securing Permitted Purchase Money Indebtedness which is not incurred in violation of Section 9.2(C) of this Agreement; (vii) reservations, exceptions, easements, rights of way, and other similar encumbrances affecting real Property, provided that, in Agent's sole judgment, they do not in the aggregate materially detract from the value of said Properties or materially interfere with their use in the ordinary conduct of Borrower's business and, if said real Property constitutes Collateral, such Liens existed as of the Closing Date or Agent has consented thereto; (viii) Liens securing Indebtedness of a Subsidiary to Borrower or another Subsidiary; (ix) such other Liens as appear on Exhibit N attached hereto; or (x) such other Liens as Required Lenders may hereafter approve in writing.

               (I) Subordinated Debt. Make, or permit any Subsidiary to make, any payment of any part or all of the principal amount of any Subordinated Debt, or otherwise repurchase, redeem or retire any instrument evidencing any such Subordinated Debt; or enter into any agreement (oral or written) amending, modifying, altering or terminating any one or more of the instruments or agreements evidencing or relating to any such Subordinated Debt which materially and adversely affects the interests of Lenders and Agent or of Borrower.

               (J) Distributions. Declare or make, or permit any Subsidiary to declare or make, any Distributions, except for Distributions from a Subsidiary to Borrower.

               (K) Subsidiaries. Hereafter create any Subsidiary or divest itself of any material assets by transferring them to any Subsidiary.

               (L) Capital Expenditures. Make Capital Expenditures which, in the aggregate, as to Borrower and its Subsidiaries, exceed, during any fiscal year of Borrower Five Million Dollars ($5,000,000).

               (M) Business Locations. Transfer its principal place of business or chief executive office, or open new manufacturing plants, or transfer existing manufacturing plants, or maintain warehouses or records with respect to Accounts or Inventory, to or at any locations other than those at which the same are presently kept or maintained, as set forth on Exhibit B hereto, except upon at least thirty (30) days prior written notice to Agent and after the delivery to Agent of financing statements, if required by Agent, in form satisfactory to Agent to perfect or continue the perfection of Agent's Lien, for its benefit and the ratable benefit of Lenders, and security interest hereunder.

               (N) Change of Business. Enter into any new business or make any material change in any of Borrower's business objectives, purposes and operations.

               (O) Disposition of Assets. Sell, lease or otherwise dispose of any of its Properties, including any disposition of Property as part of a sale and leaseback transaction, to or in favor of any Person, except (i) sales of Inventory in the ordinary course of Borrower's business or sales of slow-moving, obsolete or other Inventory which is not Eligible Inventory, in either case for so long as no Event of Default exists hereunder, (ii) a transfer of Property to Borrower by a Subsidiary, (iii) dispositions expressly authorized by this Agreement, or (iv) sales or dispositions of Equipment and/or real Property which would not alone or in conjunction with other sales or dispositions materially and adversely affect Borrowers business operations or ability to repay the Obligations.

               (P) Name of Borrower. Except upon thirty (30) days prior written notice to Agent, use any corporate name (other than its own) or any fictitious name, tradestyle or "d/b/a" except for the names disclosed on Exhibit E attached hereto.

               (Q) Bill-and-Hold Sales, Etc. Make a sale to any customer on a bill-and-hold, guaranteed sale, sale and return, sale on approval or consignment basis, or any sale on a repurchase or return basis (it being understood that contingent liabilities to repurchase equipment pursuant to floor plan and retail consumer financing arrangements do not violate the provisions of this Section).

               (R) Use of Agent's or any Lender's Name. Without the prior written consent of Agent or the applicable Lender, use the name of Agent or any Lender or the name of any Affiliates of Agent or any Lender in connection with any of Borrower's business or activities, except in connection with internal business matters, as required in dealings with governmental agencies and financial institutions and to trade creditors of Borrower solely for credit reference purposes and in financial statements and SEC Reports and similar reports.

               (S) Margin Securities. Own, purchase or acquire (or enter into any contract to purchase or acquire) any "margin security" as defined by any regulation of the Federal Reserve Board as now in effect or as the same may hereafter be in effect unless, prior to any such purchase or acquisition or entering into any such contract, Agent shall have received an opinion of counsel satisfactory to Agent to the effect that such purchase or acquisition will not cause this Agreement to violate Regulations G, T or U or any other regulation of the Federal Reserve Board then in effect.

               (T) Restricted Investment. Make or have, or permit any Subsidiary to make or have, any Restricted Investment.

               (U) Fiscal Year. Change, or permit any Subsidiary to change, its fiscal year, or permit any Subsidiary to have a fiscal year different from that of Borrower.

               (V) Stock of Subsidiary, Etc. Sell or otherwise dispose of any shares of capital stock of any Subsidiary, except in connection with a transaction permitted under Section 9.2(A), or permit any Subsidiary to issue any additional shares of its capital stock except director's qualifying shares.

               (W) Leases. Become a lessee under any operating lease of Property if the aggregate Rentals payable during any current or future period of twelve (12) consecutive months during the Term hereof under the lease in question and all other leases under which Borrower is then lessee would exceed Eight Million Dollars ($8,000,000). The term "Rentals" means, as of the date of determination, all payments which the lessee is required to make by the terms of any lease, exclusive of payments for taxes, insurance, common area maintenance and the like.

               (X) Tax Consolidation. File or consent to the filing of any consolidated income tax return with any Person other than a Subsidiary.

          9.3. Specific Financial Covenants. During the Term of this Agreement, and thereafter for so long as there are any Obligations to Agent or any Lender, Borrower covenants that, unless otherwise consented to by Required Lenders in writing, it shall:

               (A) Minimum Net Worth. Maintain at the end of each fiscal quarter within the term hereof a Tangible Net Worth of not less than the amount shown below for the fiscal quarter corresponding thereto:

               Fiscal Quarter Ending                               Amount

               September 30, 1994                               $46,500,000
               December 31, 1994                                $46,600,000
               March 31, 1995                                   $46,200,000
               June 30, 1995                                    $46,800,000
               September 30, 1995                               $48,500,000
               December 31, 1995                                $48,600,000
               March 31, 1996                                   $48,200,000
               June 30, 1996                                    $48,800,000
               September 30, 1996                               $50,500,000
               December 31, 1996                                $50,600,000
               March 31, 1997                                   $50,200,000
               June 30, 1997 and the last day
               of each fiscal quarter thereafter                $50,800,000

               (B) Total Liabilities to Tangible Net Worth Ratio. Have at the end of each month within the Term hereof, a ratio of Indebtedness (computed in accordance with GAAP) to Tangible Net Worth of (i) 1.85 to 1 or less for each month within fiscal year 1994, and 1.50 to 1 or less for each month within fiscal year 1995 and each subsequent fiscal year.

               (C) Interest Coverage Ratio. Have at the end of each fiscal quarter of Borrower within the Term hereof, commencing with the fiscal quarter ending September 30, 1994, an Interest Coverage Ratio for the twelve consecutive months then ended of 1.30 to 1 or more.

     SECTION 10.    CONDITIONS PRECEDENT

          Notwithstanding any other provision of this Agreement or any of the other Loan Documents, and without affecting in any manner the rights of Agent or Lenders under the other Sections of this Agreement, it is understood and agreed that Lenders will not make any Loans or be required to issue any Letters of Credit or LC Guaranties under Section 2 of this Agreement unless and until each of the following conditions has been and continues to be satisfied or has been waived in writing by Required Lenders, all in form and substance satisfactory to Lenders, Agent and Agent's and Lender's counsel:

          10.1. Documentation. Agent shall have received the following documents, each to be in form and substance satisfactory to Agent and its counsel:

               (A) Certified copies of Borrower's casualty insurance policies, together with loss payable endorsements on Agent's standard form of Loss Payee Endorsement naming Agent, for its benefit and the ratable benefit of Lenders, as loss payee, and certificates of insurance in respect to Borrower's liability insurance policies together with endorsements naming Agent, for its benefit and the ratable benefit of Lenders, as a co-insured;

               (B) Copies of all filing receipts or acknowledgments issued by any governmental authority to evidence any filing or recordation necessary to perfect the Liens of Agent in the Collateral and evidence in a form acceptable to Agent that such Liens constitute valid and perfected security interests and Liens, having the Lien priority specified in Section 4.3(B) hereof;

               (C) Landlord or warehouseman waivers or agreements with respect to those premises leased by Borrower and which are disclosed on Exhibit R attached hereto in respect to which Agent has required such agreements;

               (D) A copy of the Certificate of Incorporation of Borrower, and all amendments thereto, certified by the Secretary of State or other appropriate official of its jurisdiction of incorporation;

               (E) Good standing certificates for Borrower, issued by the Secretary of State or other appropriate official of Borrower's jurisdiction of incorporation and each jurisdiction where the conduct of Borrower's business activities or the ownership of its Properties necessitates qualification and in which the failure to qualify would have a material adverse effect on Borrower or its business or operations;

               (F) A Certificate of the Secretary of Borrower, together with true and correct copies of the Certificate of Incorporation and Bylaws of Borrower, and all amendments thereto, true and correct copies of the resolutions of the Board of Directors of Borrower authorizing or ratifying the execution, delivery and performance of this Agreement, the Notes, the Security Documents and the Other Agreements and the names of the officer or officers of each Borrower authorized to sign this Agreement, the Notes, the Security Documents and the Other Agreements together with a sample of the true signature of each such officer;

               (G) The Security Documents duly executed, accepted and acknowledged by or on behalf of each of the signatories thereto;

               (H) The Other Agreements duly executed and delivered by Borrower;

               (I) The favorable, written opinion of McDermott Will & Emery, counsel to Borrower, as to the transactions contemplated by this Agreement and any of the other Loan Documents, to be substantially in the form of Exhibit S attached hereto;

               (J) Written instructions from Borrower directing the application of proceeds of the initial Loan made pursuant to this Agreement, and an initial Borrowing Base Certificate from Borrower reflecting that Borrower has Eligible Accounts and Eligible Inventory in amounts sufficient in value and amount to support Loans in the amount requested by Borrower on the date of such certificate;

               (K) Duly executed agreement establishing the Dominion Account with a financial institution acceptable to Agent for the collection or servicing of the Accounts;

               (L) Pay-off statements, releases and UCC-3 termination statements from Borrower's existing senior lenders;

               (M)  An executed copy of the accountant's letter referenced in
     Section 9.1(J);

               (N) Fully paid mortgagee title insurance policies (or binding commitments to issue title insurance policies, marked to Agent's satisfaction to evidence the form of such policies to be delivered after the Closing Date), in standard ALTA form, issued by a title insurance company satisfactory to Agent, in an amount equal to not less than the fair market value of the real Property located in Lexington, North Carolina, insuring that the Mortgage on the real Property located in Lexington, North Carolina creates a valid Lien on all real Property described therein with no exceptions which Agent shall not have approved in writing and no survey exceptions. Borrower covenants (i) to deliver, on or prior to the date which is ninety (90) days after the Closing Date, to Agent and Lenders a fully paid mortgagee title policy, in standard ALTA form, issued by a title insurance company satisfactory to Agent, in an amount equal to not less than the fair market value of the real Property located in Springfield, Oregon insuring that the Mortgage on the real Property located in Springfield, Oregon creates a valid Lien on all real Property described therein with no exception which Agent shall not have approved in writing and no survey exception and (ii) to make such amendments or modifications to the Mortgage on the real Property located in Springfield, Oregon as reasonably requested by Oregon local counsel; Agent and Lenders agree to waive these requirements if such real Property is sold on or prior to ninety (90) days after the Closing Date;

               (O) ALTA Survey in respect to each parcel of real Property subject to the Mortgages; and

               (P) Such other documents, instruments and agreements as Agent shall reasonably request in connection with the foregoing matters.

          10.2. Other Conditions. The following conditions have been and shall continue to be satisfied:

               (A)  No Default or Event of Default shall exist;

               (B) Each of the conditions precedent set forth in the other Loan Documents shall have been satisfied;

               (C) Since April 30, 1994, there shall not have occurred any material adverse change in the business, financial condition or results of operations of Borrower, or the existence or value of any Collateral, or any event, condition or state of facts which would reasonably be expected materially and adversely to affect the business, financial condition or results of operations of Borrower;

               (D) Agent shall have determined, in its sole discretion, that immediately after the Closing Lenders have made the loans and advances to Borrower contemplated hereby, the sum of Excess Revolving Credit Loan Availability plus Borrower's Cash and Cash Equivalents, minus Borrower's closing costs incurred in connection with this Agreement, as estimated by Agent, will not be less than Ten Million Dollars ($10,000,000).

               (E) No action, proceeding, investigation, regulation or legislation shall have been instituted, threatened or proposed before any court, governmental agency or legislative body to enjoin, restrain or prohibit, or to obtain damages in respect of, or which is related to or arises out of this Agreement or the consummation of the transactions contemplated hereby or which, in Lenders' sole discretion, would make it inadvisable to make the Initial Loan; and

               (F) Agent and Lenders shall have received such certificates and documents reflecting the Solvency of Borrower, after giving effect to the transactions contemplated by this Agreement, as Agent and Lenders shall find acceptable, including, without limitation, pro-forma balance sheets, forecasted financial statements consisting of balance sheets, income statements and cash flow statements for Borrower covering at least the three-year period commencing on the Closing Date, prepared by Borrower and a fair valuation balance sheet for Borrower showing that Borrower is Solvent.

     SECTION 11.    EVENTS OF DEFAULT: RIGHTS AND REMEDIES ON
               DEFAULT

          11.1. Events of Default. The occurrence of one or more of the following events shall constitute an "Event of Default":

               (A) Payment of Notes. Borrower shall fail to pay any installment of principal, interest or premium, if any, owing on the Notes on the due date of such installment.

               (B) Payment of Obligations. Borrower shall fail to pay any of the Obligations that are not evidenced by the Notes on the due date thereof (whether due at stated maturity, on demand, upon acceleration or otherwise) and such failure shall continue for five (5) days.

               (C) Misrepresentations. Any warranty, representation, or other statement made or furnished to Agent or any Lender by or on behalf of Borrower or in any instrument, certificate or financial statement furnished in compliance with or in reference to this Agreement or any of the other Loan Documents when taken together as a whole proves to have been false or misleading in any material respect when made or furnished.

               (D) Breach of Covenants. Borrower shall fail or neglect to perform, keep or observe (i) any covenant contained in Sections 4.3, 4.4, 4.5, 4.6, 5.4(B), 9.1(A), 9.1(F), 9.1(O), 9.2 or 9.3 of this Agreement or
     (ii) any other covenant contained in this Agreement (other than a covenant default in the performance or observance of which is dealt with specifically elsewhere in this Section 11.1) and the breach of such other covenant is not cured to Required Lenders' satisfaction within twenty (20) days (five (5) days in respect to Section 5.2 and 9.1(J)) after the sooner to occur of Borrower's receipt of notice of such breach from Agent or any Lender or the date on which such failure or neglect becomes known to any officer of Borrower.

               (E) Default Under Other Agreements. Any event of default shall occur under, or Borrower shall default in any material respect in the performance or observance of any term, covenant, condition or agreement contained in, any of the Other Agreements and Borrower shall have received any required notice of such default and such default shall continue beyond any applicable period of grace.

               (F) Default Under Security Documents. Any event of default shall occur under, or Borrower shall default in the performance or observance of any term, covenant, condition or agreement contained in, any of the Security Documents, in either case in any material respect, and such default shall continue beyond any applicable period of grace.

               (G) Other Defaults. There shall occur any default or event of default on the part of Borrower (including specifically, but without limitation, due to non-payment) under any agreement, document or instrument to which Borrower is a party or by which Borrower or any of its Property is bound, creating or relating to any Indebtedness in the aggregate principal amount of One Million Dollars ($1,000,000) or more (other than the Obligations) if the payment or maturity of such Indebtedness is accelerated (or in the case of Indebtedness due on demand, demanded) in consequence of such event of default.

               (H) Uninsured Losses; Unauthorized Dispositions. Any material loss, theft, damage or destruction not covered by insurance (to the extent required by this Agreement), or sale, lease or encumbrance of any of the Collateral by Borrower or the making of any levy, seizure, or attachment thereof or thereon except in all cases as may be specifically permitted by other provisions of this Agreement.

               (I) Adverse Changes. There shall occur any material adverse change in the financial condition or business prospects of Borrower.

               (J) Insolvency, etc. Borrower shall cease to be Solvent or shall suffer the appointment of a receiver, trustee, custodian or similar fiduciary, or shall make an assignment for the benefit of creditors, or any petition for an order for relief shall be filed by or against Borrower under the Bankruptcy Code (if against Borrower, the continuation of such proceeding for more than thirty (30) days), or Borrower shall make any offer of settlement, extension or composition to their respective unsecured creditors generally.

               (K) Business Disruption; Condemnation. There shall occur a cessation of a substantial part of the business of Borrower for a period which significantly affects Borrower's capacity to continue its business, on a profitable basis; or Borrower shall suffer the loss or revocation of any license or permit now held or hereafter acquired by Borrower which is necessary to the continued or lawful operation of all or a substantial part of its business; or Borrower shall be enjoined, restrained or in any way prevented by court, governmental or administrative order from conducting all or a substantial part of its business affairs; or any material lease or agreement pursuant to which Borrower leases, uses or occupies any Property shall be canceled or terminated prior to the expiration of its stated term other than by the exercise of a purchase option; or any material portion of the Collateral shall be taken through condemnation or the value of such Property shall be impaired through condemnation.

               (L) Change of Ownership. There shall have occurred a "Change in Control." "Change of Control" shall mean the occurrence of any of the foregoing: (1) any Person, or any group within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") and the rules and regulations promulgated thereunder, shall have acquired after the date hereof beneficial ownership (within the meaning of Rule 13d-3 of the Exchange Act), directly or indirectly, of Securities (or other Securities convertible into such Securities) representing fifty percent (50%) of the combined voting power of all Securities of Borrower entitled to vote in the election of directors, other than Securities having such power only by reason of the happening of a contingency (hereinafter called a "Controlling Person"); or (2) a majority of the Board of Directors of Borrower shall cease for any reason to consist of (A) individuals who on the date hereof were serving as directors of Borrower and (B) individuals who subsequently become members of the Board if such individuals' nomination for election or election to the Board is recommended or approved by a majority of the Board of Directors or Stockholders of Borrower. For purposes of clause (1) above, a person or group shall not be a Controlling Person if such Person or group holds voting power in good faith and not for the purposes of circumventing this provision as an agent, bank, broker, nominee, trustee, or holder of revocable proxies given in response to a solicitation pursuant to the Exchange Act, for one or more beneficial owners who do not individually, or, if they are a group acting in concert, as a group, have the voting power specified in clause (1).

               (M) ERISA. A Reportable Event shall occur which Required Lenders, in their sole discretion, shall determine in good faith constitutes reasonable grounds for the termination by the Pension Benefit Guaranty Corporation of any Plan or for the appointment by the appropriate United States district court of a trustee for any Plan, or if any Plan shall be terminated other than in a standard termination or any such trustee shall be requested or appointed, or if Borrower is in "default" (as defined in Section 4219(c) (5) of ERISA) with respect to payments to a Multiemployer Plan resulting from Borrower's complete or partial withdrawal from such Plan aggregating Five Hundred Thousand Dollars ($500,000) or more.

               (N) Litigation. Borrower, or any Affiliate of Borrower, shall challenge or contest in any action, suit or proceeding the validity or enforceability of this Agreement, or any of the other Loan Documents, the legality or enforceability of any of the Obligations or the perfection or priority of any Lien granted to Agent, for its benefit and the ratable benefit of Lenders.

               (O) Criminal Forfeiture. Borrower shall be criminally indicted or convicted under any law that could lead to a forfeiture of any Property of Borrower having an aggregate book value of $25,000 or more.

               (P) Judgments. Final judgment or judgments (after the expiration of all times to appeal therefrom) for the payment of money in excess of Twenty-Five Thousand Dollars ($25,000) in the aggregate shall be rendered against Borrower and the same shall not (i) be fully covered by insurance, or (ii) within thirty (30) days after the entry thereof, have been discharged or execution thereof stayed pending appeal or other post-trial motion, or shall not have been discharged within ten (10) days after the expiration of any such stay.

          11.2. Acceleration of the Obligations. Upon the occurrence of an Event of Default and during the continuance thereof, Agent shall, at request of the Required Lenders, without notice, (i) terminate this facility with respect to further Revolving Credit Loans, whereupon no Revolving Credit Loans may be made hereunder, and/or (ii) declare all Obligations to be forthwith due and payable, whereupon all Obligations shall become and be due and payable, without presentment, demand, protest or further notice of any kind, all of which are expressly waived by Borrower; provided, however, that upon the occurrence of an Event of Default specified in Section 11.1(J) hereof, the Obligations shall become due and payable without declaration, notice or demand by Agent.

          Agent shall take such action with respect to any Default or Event of Default as shall be directed by the Required Lenders; provided that, unless and until Agent shall have received such directions, Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of Agent and Lenders holding Revolving Credit Notes taken as a whole, including any action (or the failure to act) pursuant to the Loan Documents.

          11.3. Remedies. After the occurrence of an Event of Default and during the continuance thereof, Agent and/or Lenders shall have and may exercise from time to time the following rights and remedies:

               (A) All of the rights and remedies of a secured party under the Code or under other applicable law, and all other legal and equitable rights to which Agent or any Lender may be entitled, all of which rights and remedies shall be cumulative, and none of which shall be exclusive, and shall be in addition to any other rights or remedies contained in this Agreement or any of the other Loan Documents.

               (B) The right to take immediate possession of the Collateral, and (i) to require Borrower to assemble the Collateral, at Borrower's expense, and make it available to Agent at a place designated by Agent which is reasonably convenient to both parties, and (ii) to enter any of the premises of Borrower or wherever any of the Collateral shall be located, and to keep and store the same on said premises until sold (and if said premises be the Property of Borrower, Borrower agrees not to charge Agent for storage thereof).

               (C) The right to sell or otherwise dispose of all or any Collateral in its then condition, or after any further manufacturing or processing thereof, at public or private sale or sales, with such notice as may be required by law, in lots or in bulk, for cash or on credit, all as Agent, in its sole discretion, may deem advisable. Borrower agrees that ten (10) days written notice to Borrower of any public or private sale or other disposition of Collateral shall be reasonable notice thereof, and such sale shall be at such locations as Agent may designate in said notice. Agent shall have the right to conduct such sales on Borrower's premises, without charge therefor, and such sales may be adjourned from time to time in accordance with applicable law. Agent shall have the right to sell, lease or otherwise dispose of the Collateral, or any part thereof, for cash, credit or any combination thereof, and Agent or any Lender may purchase all or any part of the Collateral at public or, if permitted by law, private sale and, in lieu of actual payment of such purchase price, may set off the amount of such price against the Obligations.

               (D) Except as otherwise limited by any applicable contract, Agent is hereby granted a license or other right to use, without charge, Borrower's labels, patents, copyrights, rights of use of any name, trade secrets, tradenames, trademarks and advertising matter, or any Property of a similar nature, as it pertains to the Collateral, in advertising for sale and selling any Collateral and Borrower's rights under all licenses and all franchise agreements shall inure to Agent's benefit and the ratable benefit of Lenders.

               (E) The proceeds realized from the sale of any Collateral may be applied, after allowing one (1) Business Day for collection, first to the costs, expenses and reasonable attorneys' fees incurred by Agent or any Lender in collecting the Obligations, in enforcing the rights of Agent and Lenders under the Loan Documents and in collecting, retaking, completing, protecting, removing, storing, advertising for sale, selling and delivering any Collateral, secondly to the interest due upon any of the Obligations; and thirdly, to the principal of the Obligations. If any deficiency shall arise, Borrower shall remain liable to Agent and Lenders therefor.

               (F) With respect to the face amount of all LC Guaranties and Letters of Credit issued by Agent, Bank or any Lender then outstanding, Agent or Lenders may, at its or their option, require Borrower to deposit with Agent funds equal to such face amount, and if Borrower fails to promptly make such deposit, Lenders may advance such amount as a Revolving Credit Loan (whether or not an Overadvance is created thereby). Any such deposit or advance shall be held by Agent as a reserve to fund future payments on such LC Guaranties and future drawings against such Letters of Credit. At such time as all LC Guaranties have been paid or terminated and all Letters of Credit have been drawn upon or expired, any amounts remaining in such reserve shall be applied against any outstanding Obligations, or to the extent all Obligations have been indefeasibly paid in full, returned to Borrower.

          11.4. Remedies Cumulative; No Waiver. All covenants, conditions, provisions, warranties, guaranties, indemnities, and other undertakings of Borrower contained in this Agreement and the other Loan Documents, or in any document referred to herein or contained in any agreement supplementary hereto or in any schedule given to Agent or any Lender or contained in any other agreement between Agent or any Lender and Borrower, heretofore, concurrently, or hereafter entered into, shall be deemed cumulative to and not in derogation or substitution of any of the terms, covenants, conditions, or agreements of Borrower herein contained. The failure or delay of Agent or any Lender to exercise or enforce any rights, Liens, powers, or remedies hereunder or under any of the aforesaid agreements or other documents or security or Collateral shall not operate as a waiver of such Liens, rights, powers and remedies, but all such Liens, rights, powers, and remedies shall continue in full force and effect until all Loans and all other Obligations owing or to become owing from Borrower to Agent or any Lender shall have been fully satisfied and Lenders shall have no further obligations to make Loans or issue Letters of Credit or LC Guaranties, and all Liens, rights, powers, and remedies herein provided for are cumulative and none are exclusive.

     SECTION 12.    THE AGENT

          12.1. Authorization and Action. Each Lender hereby appoints and authorizes Agent to take such action on its behalf and to exercise such powers under this Agreement, and the other Loan documents as are delegated to Agent by the terms hereof and thereof, together with such powers as are reasonably incidental thereto. As to any matters not expressly provided for by this Agreement and the other Loan Documents (including, without limitation, enforcement or collection of the Notes), Agent shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the instructions of the Required Lenders, and such instructions shall be binding upon all Lenders; provided, however, that Agent shall not be required to take any action which exposes Agent to personal liability or which is contrary to this Agreement or the other Loan Documents or applicable law. Agent agrees to give each Lender promptly a copy of each notice given to it by Borrower pursuant to the terms of this Agreement and the other Loan Documents.

          12.2. Agent's Reliance, Etc. Neither Agent nor any of its directors, officers, agents or employees shall be liable for any action taken or omitted to be taken by it or them under or in connection with this Agreement or the other Loan Documents, except for its or their own gross negligence or willful misconduct. Without limitation of the generality of the foregoing, Agent: (i) may treat the payee of any Note as the holder thereof until Agent receives written notice of the assignment or transfer thereof signed by such payee and in form satisfactory to Agent; (ii) may consult with legal counsel, independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts, (iii) makes no warranty or representations to any Lender and shall not be responsible to any Lender for any statements, warranties or representations made in or in connection with this Agreement or the other Loan Documents; (iv) shall not have any duty beyond Agent's customary practices to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of this Agreement or the other Loan Documents on the part of Borrower or to inspect the property (including the books and records) of Borrower; (v) shall not be responsible to any Lender for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or the other Loan Documents or any other instrument or document furnished pursuant hereto or thereto; and (vi) shall incur no liability under or in respect of this Agreement or the other Loan Documents by acting upon any notice, consent, certificate or other instrument or writing (which may be by telecopy, telegram, cable or telex) believed in good faith by it to be genuine and signed or sent by the proper party or parties.

          12.3. BCI and Affiliates. With respect to its commitment hereunder to make Revolving Credit Loans made by it, BCI shall have the same rights and powers under this Agreement and the other Loan Documents as any other Lender and may exercise the same as though it were not Agent; and the term "Lender" or "Lenders" shall, unless otherwise expressly indicated, include BCI in its individual capacity. BCI and its Affiliates may lend money to, and generally engage in any kind of business with, Borrower, any of its Subsidiaries and any Person who may do business with or own securities of Borrower or any such Subsidiary, all as if BCI were not Agent and without any duty to account therefor to Lenders.

          12.4. Lender Credit Decision. Each Lender acknowledges that it has, independently and without reliance upon Agent or any other Lender and based on the financial statements referred to in Section 8.1(N) and such other documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon Agent or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement.

          12.5. Indemnification. Lenders agree to indemnify Agent (to the extent not reimbursed by Borrower), ratably according to the respective principal amounts of the Notes then held by each of them, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may be imposed on, incurred by, or asserted against Agent in any way relating to or arising out of this Agreement or any other Loan Document or any action taken or omitted by Agent under this Agreement, provided that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from Agent's gross negligence or wilful misconduct. Without limitation of the foregoing, each Lender agrees to reimburse Agent promptly upon demand for its ratable shares of any out-of-pocket expenses (including reasonable counsel fees) incurred by Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement and each other Loan Document, to the extent that Agent is not reimbursed for such expenses by Borrower.

          12.6. Successor Agent. Agent may resign at any time by giving written notice thereof to Lenders and Borrower. Upon any such resignation, the Required Lenders shall have the right to appoint a successor Agent which shall be reasonably acceptable to Borrower. If no successor Agent shall have been so appointed by the Required Lenders, and shall have accepted such appointment, within 30 days after the retiring Agent's giving notice of resignation, then the retiring Agent may, on behalf of the Lenders, appoint a successor Agent, which shall be a commercial bank or financial institution organized under the laws of the United States of America or of any State thereof and having a combined capital and surplus of at least One Hundred Million and No/100 Dollars ($100,000,000) and which shall be reasonably acceptable to Borrower. Upon the acceptance of any appointment as Agent hereunder by a successor Agent, such successor Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations under this Agreement and the other Loan Documents. After any retiring Agent's resignation hereunder as Agent, the provisions of this Section 12 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under this Agreement and the other Loan Documents.

     SECTION 13.    MISCELLANEOUS

          13.1. Power of Attorney. Borrower hereby irrevocably designates, makes, constitutes and appoints Agent (and all Persons designated by Agent) as Borrower's true and lawful attorney (and agent-in-fact) and Agent, or agent of Agent, may, without notice to Borrower and in either Borrower's or Agent's name, but at the cost and expense of Borrower:

               (A) At such time or times hereafter as Agent or said agent, in its sole discretion, may determine, endorse Borrower's name on any checks, notes, acceptances, drafts, money orders or any other evidence of payment or proceeds of the Collateral which come into the possession of Agent or under Agent's control; and

               (B) At such time or times upon or after the occurrence of an Event of Default and during the continuance thereof as Agent or its agent in its sole discretion may determine: (i) demand payment of the Accounts from the Account Debtors, enforce payment of the Accounts by legal proceedings or otherwise, and generally exercise all of Borrower's rights and remedies with respect to the collection of the Accounts; (ii) settle, adjust, compromise, discharge or release any of the Accounts or other Collateral or any legal proceedings brought to collect any of the Accounts or other Collateral; (iii) sell or assign any of the Accounts and other Collateral upon such terms, for such amounts and at such time or times as Agent or Required Lenders deems or deem advisable; (iv) take control, in any manner, of any item of payment or proceeds relating to any Collateral;
     (v) prepare, file and sign Borrower's name to a proof of claim in bankruptcy or similar document against any Account Debtor or to any notice of lien, assignment or satisfaction of lien or similar document in connection with any of the Collateral; (vi) receive, open and dispose of all mail addressed to Borrower and to notify postal authorities to change the address for delivery thereof to such address as Agent may designate;
     (vii) endorse the name of Borrower upon any of the items of payment or proceeds relating to any Collateral and deposit the same to the account of Agent on account of the Obligations; (viii) endorse the name of Borrower upon any chattel paper, document, instrument, invoice, freight bill, bill of lading or similar document or agreement relating to the Accounts, Inventory and any other Collateral; (ix) use Borrower's stationery and sign the name of Borrower to verifications of the Accounts and notices thereof to Account Debtors; (x) use the information recorded on or contained in any data processing equipment and computer hardware and software relating to the Accounts, Inventory, Equipment and any other Collateral and to which Borrower has access; (xi) make and adjust claims under policies of insurance; and (xii) do all other acts and things necessary, in Agent's determination, to fulfill Borrower's obligations under this Agreement.

          13.2. Indemnity. Borrower hereby agrees to indemnify Agent and each Lender and hold Agent and each Lender harmless from and against any liability, loss, damage, suit, action or proceeding ever suffered or incurred by Agent or any Lender as the result of Borrower's failure to observe, perform or discharge Borrower's duties hereunder. This indemnity shall extend to any claims asserted against Agent or any Lender by any Person under any Environmental Laws or similar laws by reason of Borrower's failure to comply with laws applicable to solid or hazardous waste materials or other toxic substances. Notwithstanding any contrary provision in this Agreement, the obligation of Borrower under this Section
     13.2 shall survive the payment in full of the Obligations and the termination of this Agreement, but shall not thereafter be secured by the Collateral.

          13.3. Complete Agreement; Modification of Agreement; Sale of Interest. (a) The Loan Documents constitute the complete agreement between the parties with respect to the subject matter hereof and may not be modified, altered or amended except by an agreement in writing signed by Borrower, Agent and Required Lenders. Borrower may not sell, assign or transfer any of the Loan Documents or any portion thereof, including without limitation, Borrower's rights, title, interests, remedies, powers and duties hereunder or thereunder. Borrower hereby consents to Agent's and any Lender's sale of participation, assignment, transfer or other disposition, at any time or times, of any of the Loan Documents or of any portion thereof or interest therein, including, without limitation, Agent's and any Lender's rights, title, interests, remedies, powers or duties thereunder, whether evidenced by a writing or not; Borrower agrees that it will use commercially reasonable efforts to assist and cooperate with Agent and any Lender in any manner reasonably requested by Agent or such Lender to effect the sale of participation in or assignment of any of the Loan Documents or of any portion thereof or interest therein, including, without limitation, assistance in the preparation of appropriate disclosure documents or placement memoranda and executing appropriate amendments to the signature pages hereto to reflect the addition of any Lenders and such Lender's respective commitments. The foregoing notwithstanding, except with respect to sales, assignments or transfers to Affiliates under common control pursuant to which the selling, assigning or transferring Lender retains its voting rights, no Lender shall sell participation or assign, transfer or otherwise dispose of any of the Loan Documents or any portion thereof or interest therein, without the prior written consent of Agent, which shall not be unreasonably withheld.

          (b) In respect to any assignment by a Lender of its rights and obligations under this Agreement (including, without limitation, all or a portion of its Revolving Loan Commitments, the Revolving Credit Loans owed to it and the Revolving Credit Note(s) held by it) (i) each such assignment shall be of a uniform, and not a varying, percentage of all rights and obligations, (ii) except in the case of an assignment of all of a Lender's rights and obligations under this Agreement, (A) the amount of the Revolving Loan Commitment of the assigning Lender being assigned pursuant to each such assignment (determined as of the date of the Assignment and Acceptance with respect to such assignment) shall in no event be less than $5,000,000, and in integral multiples of $1,000,000 thereafter, or such lesser amount as to which the Borrower and the Agent may consent to and (B) after giving effect to each such assignment, the amount of the Commitment of the assigning Lender shall in no event be less than $5,000,000, (iii) the parties to each such assignment shall execute and deliver to the Agent, for its acceptance, an Assignment and Acceptance in the form of Exhibit T hereto (an "Assignment and Acceptance"), together with any Revolving Credit Note(s) subject to such assignment and a processing and recordation fee of $2,500, and (iv) any Lender may without the consent of the Borrower or the Agent, and without paying any fee, assign to any Affiliate of such Lender that is a bank or financial institution all of its rights and obligations under this Agreement. Upon such execution, delivery, acceptance and recording, from and after the effective date specified in such Assignment and Acceptance (x) the assignee thereunder shall be a party hereto and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment and Acceptance, have the rights and obligations of a Lender hereunder and (y) the Lender assignor thereunder shall, to the extent that rights and obligations hereunder have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights and be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all of the remaining portion of an assigning Lender's rights and obligations under this Agreement, such Lender shall cease to be a party hereto). If, pursuant to this Section 13.4, any interest in this Agreement or any Revolving Credit Loan, Letter of Credit, Note or LC Guaranty is transferred to any transferee which is organized under the laws of any jurisdiction other than the United States or any state thereof, the transferor Lender shall cause such transferee (other than any participant), and may cause any participant, concurrently with the effectiveness of such transfer, (a) to represent to the transferor Lender (for the benefit of the transferor Lender, the Agent, and the Borrower) that under applicable law and treaties no Taxes will be required to be withheld by Agent, Borrower or the transferor Lender with respect to any payments to be made to such transferee in respect of the Revolving Credit Loans, Notes, Letters of Credit or LC Guaranties, (b) to furnish to the transferor Lender, Agent and Borrower either U.S. Internal Revenue Service Form 4224 or U.S. Internal Revenue Service Form 1001 (wherein such transfer claims entitlement to complete exemption form U.S. federal withholding tax on all interest payments hereunder), and (c) to agree (for the benefit of the transferor Lender, Agent and Borrower) to provide the transferor Lender, Agent and Borrower a new Form 4224 or Form 1001 upon the obsolescence of any previously delivered form and comparable statements in accordance with applicable U.S. laws and regulations and amendments duly executed and completed by such transferee, and to comply from time to time with all applicable U.S. laws and regulations with regard to such withholding tax exemption.

          (c) In addition to, and not in limitation of the foregoing, Borrower acknowledges that BCI intends to sell, assign or participate at least Twenty-Five Million Dollars ($25,000,000) of its Revolving Loan Commitments. Borrower agrees to use its best efforts to assist BCI in any respect to any such sale, assignment or participation.

          (d) In the event any Lender assigns or otherwise transfers all or any part of the Revolving Credit Note, any such Lender shall so notify Borrower and Borrower shall record the assignment pursuant to Section 9.1(N) hereof, and shall, upon the request of such Lender, issue new Revolving Credit Notes in exchange for the old Revolving Credit Notes.

          (e) No amendment or waiver of any provision of this Agreement or the Notes or any other Loan Document, nor consent to any departure by Borrower therefrom, shall in any event be effective unless the same shall be in writing and signed by the Required Lenders, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however: (a) that no amendment, waiver or consent shall, unless in writing and signed by each Lender affected thereby do any of the following: (i) increase the Maximum Revolving Credit Loan or subject any Lender to any additional obligations, (ii) reduce the principal of, or rate of interest on, the Notes or other amount payable hereunder other than those payable only to BCI in its capacity as Agent which may be reduced by BCI unilaterally, (iii) postpone any date fixed for any payment of principal of, or interest on, the Notes or other amounts payable hereunder, other than those payable only to BCI in its capacity as Agent which may be postponed by BCI unilaterally, (iv) change the aggregate unpaid principal amount of the Notes, or the number of Lenders which shall be required for the Lenders or any of them to take any action hereunder,
     (v) release or discharge any Person liable for the performance of any obligations of Borrower hereunder or under any of the Loan Documents, (vi) increase the advance rates contained in the definition of the Borrowing Base, (vii) to the extent Agent's or Lenders' consent is required by the terms hereof, release all or substantially all of the Collateral (other than that portion of the Collateral consisting of Equipment and real Property) (viii) amend this Section 13.3; (b) that no amendment, waiver or consent shall be effective unless in writing and signed by Agent and either Required Lenders or all Lenders, as required by the terms hereof.

          13.4. Reimbursement of Expenses. If, at any time or times prior or subsequent to the date hereof, regardless of whether or not an Event of Default then exists or any of the transactions contemplated hereunder are concluded, Agent, Lender or any Participating Lender employs counsel for advice or other representation, or incurs legal expenses or other costs or out-of-pocket expenses in connection with: (A) the negotiation and preparation of this Agreement or any of the other Loan Documents, any amendment of or modification of this Agreement or any of the other Loan Documents, or, except as provided below, any sale or attempted sale of any interest herein to a Lender or Participating Lender; or (B) the administration of this Agreement or any of the other Loan Documents and the transactions contemplated hereby and thereby; (C) any litigation, contest, dispute, suit, proceeding or action (whether instituted by Agent, any

     Lender, Borrower or any other Person) in any way relating to the Collateral, this Agreement or any of the other Loan Documents or Borrower's affairs; (D) any attempt to enforce any rights of Agent or any Lender or any Participating Lender against Borrower or any other Person which may be obligated to Agent or any Lender by virtue of this Agreement or any of the other Loan Documents, including, without limitation, the Account Debtors; or (E) any attempt to inspect, verify, protect, preserve, restore, collect, sell, liquidate or otherwise dispose of or realize upon the Collateral; then in any such event, the reasonable attorneys' fees arising from such services and all reasonable expenses, costs, charges and other fees of such counsel or of Agent or any Lender or relating to any of the events or actions described in this Section shall be payable, on demand, by Borrower to Agent, any Lender or to such Participating Lender, as the case may be, and shall be additional Obligations hereunder secured by the Collateral. Without limiting the generality of the foregoing, such expenses, costs, charges and fees may include reasonable accountants' fees, costs and expenses; court costs and expenses; reasonable photocopying and duplicating expenses; reasonable court reporter fees, costs and expenses; long distance telephone charges; air express charges; telegram charges; reasonable secretarial over-time charges; and reasonable expenses for travel, lodging and food paid or incurred in connection with the performance of such legal services. Additionally, if any taxes (excluding taxes imposed upon or measured by the net income of Agent or any Lender) shall be payable on account of the execution or delivery of this Agreement, or the execution, delivery, issuance or recording of any of the other Loan Documents, or the creation of any of the Obligations hereunder, by reason of any existing or hereafter enacted federal or state statute, Borrower will pay all such taxes, including, but not limited to, any interest and penalties thereon, and will indemnify and hold Agent and any Lender harmless from and against liability in connection therewith. Borrower's obligations pursuant to this
     Section 13.4 shall survive the termination of this Agreement. The foregoing notwithstanding, Borrower's obligation to reimburse a Lender (other than BCI) or Participating Lender for its attorneys' fees in connection with the sale or attempted sale of any interest herein shall be limited to $2,500.

          13.5. Indulgences Not Waivers. Agent's or Required Lenders' failure, at any time or times hereafter, to require strict performance by Borrower of any provision of this Agreement shall not waive, affect or diminish any right of Agent or Required Lenders thereafter to demand strict compliance and performance therewith. Any suspension or waiver by Agent or Required Lenders of an Event of Default by Borrower under this Agreement or any of the other Loan Documents shall not suspend, waive or affect any other Event of Default by Borrower under this Agreement or any of the other Loan Documents, whether the same is prior or subsequent thereto and whether of the same or of a different type. None of the undertakings, agreements, warranties, covenants and representations of Borrower contained in this Agreement or any of the other Loan Documents and no Event of Default by Borrower under this Agreement or any of the other Loan Documents shall be deemed to have been suspended or waived by Agent or Required Lenders, unless such suspension or waiver is by an instrument in writing specifying such suspension or waiver and is signed by a duly authorized representative of Agent and Required Lenders and directed to Borrower.

          13.6. Severability. Wherever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

          13.7. Successors and Assigns. This Agreement, the Other Agreements and the Security Documents shall be binding upon and inure to the benefit of the successors and assigns of Borrower, Agent and Lenders. This provision, however, shall not be deemed to modify Section 13.3 hereof.

          13.8. Cumulative Effect; Conflict of Terms. The provisions of the Other Agreements and the Security Documents are hereby made cumulative with the provisions of this Agreement. Except as otherwise provided in Section
     3.5 of this Agreement and except as otherwise provided in any of the other Loan Documents by specific reference to the applicable provision of this Agreement, if any provision contained in this Agreement is in direct conflict with, or inconsistent with, any provision in any of the other Loan Documents, the provision contained in this Agreement shall govern and control.

          13.9. Execution in Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed to be an original and all of which counterparts taken together shall constitute but one and the same instrument.

          13.10. Notice. Except as otherwise provided herein, whenever it is provided herein that any notice, demand, request, consent, approval, declaration or other communication shall or may be given to or served upon any of the parties by another, or whenever any of the parties desires to give or serve upon another any communication with respect to this Agreement, each such notice, demand, request, consent, approval, declaration or other communication shall be in writing shall be delivered in person (by personal delivery, delivery service or overnight courier service) with receipt acknowledged, or telecopied with receipt acknowledged, or sent by certified mail, return receipt requested, postage prepaid, addressed as hereafter set forth, or mailed by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

     (A)  If to Agent:             Barclays Business Credit, Inc.
                                   2300 N. Mayfair Road
                                   Wauwatosa, Wisconsin  53226
                                   Attention:  Sandra Evans
                                   Telecopier No.:  (414) 774-1063

                                   With a copy to:

                                   Vedder, Price, Kaufman & Kammholz
                                   222 North LaSalle Street
                                   Suite 2600
                                   Chicago, Illinois  60601
                                   Attention:  John T. McEnroe
                                   Telecopier No.:  (312) 609-5005

     (B)  If to Borrower:          Morgan Products Ltd.
                                   75 Tri-State International
                                   Suite 222
                                   Lincolnshire, Illinois  60069
                                   Attention:  Douglas H. MacMillan,
                                   Vice President and Chief Financial Officer
                                   Telecopier No.:  (708) 317-1900

                                   With a copy to:

                                   McDermott Will & Emery
                                   227 W. Monroe Street
                                   Chicago, Illinois  60606
                                   Attention:  William J. McGrath
                                   Telecopier No.:  (312) 984-7700

     (C) If to any Lender, at its address indicated on the signature pages hereof or in a Notice to Borrower of assignment of a Note,

     or to such other address as each party may designate for itself by like notice given in accordance with this Section 13.10;

          The foregoing notwithstanding, any notice, request or demand to or upon Agent and Lenders pursuant to Section 3.3 or 3.4 shall not be effective until received by Agent and Lenders.

          13.11. Agent's or Required Lenders' Consent. Except as otherwise specifically provided for herein whenever Agent's or Required Lenders' consent is required to be obtained under this Agreement, any of the Other Agreements or any of the Security Documents as a condition to any action, inaction, condition or event, Agent or Required Lenders shall be authorized to give or withhold such consent in its or their sole and absolute discretion and to condition its or their consent upon the giving of additional collateral security for the Obligations, the payment of money or any other matter.

          13.12. Demand Obligations. Nothing in this Agreement shall affect or abrogate the demand nature of any portion of the Obligations expressly made payable on demand by this Agreement or by any instrument evidencing or securing same, and the occurrence of an Event of Default shall not be a prerequisite for Agent or any Lender requiring payment of such Obligations.

          13.13. Time of Essence. Time is of the essence of this Agreement, the Other Agreements and the Security Documents.

          13.14. Entire Agreement. This Agreement and the other Loan Documents, together with all other instruments, agreements and certificates executed by the parties in connection therewith or with reference thereto, embody the entire understanding and agreement between the parties hereto and thereto with respect to the subject matter hereof and thereof and supersede all prior agreements, understandings and inducements, whether express or implied, oral or written.

          13.15. Interpretation. No provision of this Agreement or any of the other Loan Documents shall be construed against or interpreted to the disadvantage of any party hereto by any court or other governmental or judicial authority by reason of such party having or being deemed to have structured or dictated such provision.

          13.16.    GOVERNING LAW; CONSENT TO FORUM.   THIS AGREEMENT HAS BEEN
     NEGOTIATED, EXECUTED AND DELIVERED AT AND SHALL BE DEEMED TO HAVE BEEN MADE IN CHICAGO, ILLINOIS. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF ILLINOIS; PROVIDED, HOWEVER, THAT IF ANY OF THE COLLATERAL SHALL BE LOCATED IN ANY JURISDICTION OTHER THAN ILLINOIS, THE LAWS OF SUCH JURISDICTION SHALL GOVERN THE METHOD, MANNER AND PROCEDURE FOR FORECLOSURE OF AGENT'S LIEN UPON SUCH COLLATERAL AND THE ENFORCEMENT OF AGENT'S OR LENDERS' OTHER REMEDIES IN RESPECT OF SUCH COLLATERAL TO THE EXTENT THAT THE LAWS OF SUCH JURISDICTION ARE DIFFERENT FROM OR INCONSISTENT WITH THE LAWS OF ILLINOIS. AS PART OF THE CONSIDERA-TION FOR NEW VALUE RECEIVED, AND REGARDLESS OF ANY PRESENT OR FUTURE DOMICILE OR PRINCIPAL PLACE OF BUSINESS OF BORROWER, AGENT OR ANY LENDER, BORROWER, AGENT AND LENDERS HEREBY CONSENT AND AGREE THAT THE CIRCUIT COURT OF COOK COUNTY, ILLINOIS, OR, AT REQUIRED LENDERS' OPTION, THE UNITED STATES DISTRICT COURT FOR THE EASTERN DISTRICT OF ILLINOIS, EASTERN DIVISION, SHALL HAVE EXCLUSIVE JURISDICTION TO HEAR AND DETERMINE ANY CLAIMS OR DISPUTES BETWEEN BORROWER AND AGENT AND LENDERS PERTAINING TO THIS AGREEMENT OR TO ANY MATTER ARISING OUT OF OR RELATED TO THIS AGREEMENT. BORROWER, AGENT AND LENDERS EXPRESSLY SUBMIT AND CONSENT IN ADVANCE TO SUCH JURISDICTION IN ANY ACTION OR SUIT COMMENCED IN ANY SUCH COURT, AND BORROWER HEREBY WAIVES ANY OBJECTION WHICH BORROWER MAY HAVE BASED UPON LACK OF PERSONAL JURISDICTION, IMPROPER VENUE OR FORUM NON CONVENIENS AND HEREBY CONSENTS TO THE GRANTING FOR SUCH LEGAL OR EQUITABLE RELIEF AS IS DEEMED APPROPRIATE BY SUCH COURT. BORROWER HEREBY WAIVES PERSONAL SERVICE OF THE SUMMONS, COMPLAINT AND OTHER PROCESS ISSUED IN ANY SUCH ACTION OR SUIT AND AGREES THAT SERVICE OF SUCH SUMMONS, COMPLAINT AND OTHER PROCESS MAY BE MADE BY REGISTERED OR CERTIFIED MAIL ADDRESSED TO BORROWER AT THE ADDRESS SET FORTH IN THIS AGREEMENT AND THAT SERVICE SO MADE SHALL BE DEEMED COMPLETED UPON THE EARLIER OF BORROWER'S ACTUAL RECEIPT THEREOF OR THREE (3) DAYS AFTER DEPOSIT IN THE U.S. MAILS, PROPER POSTAGE PREPAID. NOTHING IN THIS AGREEMENT SHALL BE DEEMED OR OPERATE TO AFFECT THE RIGHT OF AGENT OR LENDERS TO SERVE LEGAL PROCESS IN ANY OTHER MANNER PERMITTED BY LAW, OR TO PRECLUDE THE ENFORCEMENT BY AGENT OR LENDERS OF ANY JUDGMENT OR ORDER OBTAINED IN SUCH FORUM OR THE TAKING OF ANY ACTION UNDER THIS AGREEMENT TO ENFORCE SAME IN ANY OTHER APPROPRIATE FORUM OR JURISDICTION.

          13.17. WAIVERS BY BORROWER. BORROWER WAIVES (i) THE RIGHT TO TRIAL BY JURY (WHICH AGENT AND LENDERS HEREBY ALSO WAIVE) IN ANY ACTION, SUIT, PROCEEDING OR COUNTERCLAIM OF ANY KIND ARISING OUT OF OR RELATED TO ANY OF THE LOAN DOCUMENTS, THE OBLIGATIONS OR THE COLLATERAL; (ii) PRESENTMENT, DEMAND AND PROTEST AND NOTICE OF PRESENTMENT, PROTEST, DEFAULT, NON PAYMENT, MATURITY, RELEASE, COMPROMISE, SETTLEMENT, EXTENSION OR RENEWAL OF ANY OR ALL ACCOUNTS, CONTRACT RIGHTS, DOCUMENTS, INSTRUMENTS CHATTEL PAPER AND GUARANTIES AT ANY TIME HELD BY AGENT OR LENDERS ON WHICH BORROWER MAY IN ANY WAY BE LIABLE AND HEREBY RATIFIES AND CONFIRMS WHATEVER AGENT OR LENDERS MAY DO IN THIS REGARD; (iii) EXCEPT AS OTHERWISE EXPLICITLY PROVIDED HEREIN OR IN THE UCC, NOTICE PRIOR TO TAKING POSSESSION OR CONTROL OF THE COLLATERAL OR ANY BOND OR SECURITY WHICH MIGHT BE REQUIRED BY ANY COURT PRIOR TO ALLOWING AGENT OR ANY LENDER TO EXERCISE ANY OF AGENT'S OR LENDERS' REMEDIES; (iv) THE BENEFIT OF ALL VALUATION, APPRAISEMENT AND EXEMPTION LAWS; (v) ANY RIGHT BORROWER MAY HAVE UPON PAYMENT IN FULL OF THE OBLIGATIONS TO REQUIRE AGENT TO TERMINATE ITS SECURITY INTEREST IN THE

     COLLATERAL OR IN ANY OTHER PROPERTY OF BORROWER UNTIL TERMINATION OF THIS AGREEMENT IN ACCORDANCE WITH ITS TERMS AND THE EXECUTION BY BORROWER, AND BY ANY PERSON WHOSE SECURED LOANS TO BORROWER ARE USED IN WHOLE OR IN PART TO SATISFY THE OBLIGATIONS, OF AN AGREEMENT INDEMNIFYING AGENT AND LENDERS FROM ANY LOSS OR DAMAGE AGENT OR ANY LENDER MAY INCUR AS THE RESULT OF DISHONORED CHECKS OR OTHER ITEMS OF PAYMENT RECEIVED BY AGENT OR ANY LENDER FROM BORROWER OR ANY ACCOUNT DEBTOR AND APPLIED TO THE OBLIGATIONS; AND
     (vi) NOTICE OF ACCEPTANCE HEREOF AND BORROWER ACKNOWLEDGES THAT THE FOREGOING WAIVERS ARE A MATERIAL INDUCEMENT TO AGENT'S AND LENDERS' ENTERING INTO THIS AGREEMENT AND THAT AGENT AND LENDERS ARE RELYING UPON THE FOREGOING WAIVERS IN THEIR FUTURE DEALINGS WITH BORROWER. BORROWER WARRANTS AND REPRESENTS THAT IT HAS REVIEWED THE FOREGOING WAIVERS WITH ITS LEGAL COUNSEL AND HAS KNOWINGLY AND VOLUNTARILY WAIVED ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. IN THE EVENT OF LITIGATION, THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

          13.18 Publicity. Borrower hereby consents to Agent's use of the name or tradestyle of Borrower in any announcements or advertisements relating to the completion of the transactions contemplated hereby and the role played by Agent in providing financing to Borrower hereunder in such media and in such manner as Agent, in its sole discretion, determines.

          IN WITNESS WHEREOF, this Agreement has been duly executed in Chicago, Illinois, on the day and year specified at the beginning hereof.

     BORROWER:

     MORGAN PRODUCTS LTD.               BARCLAYS BUSINESS CREDIT, INC.
                                        ("Agent" and "Lender")

     By:  _____________________________ By:  _________________________________
          Name:  Douglas H. MacMillan        Name:  Brian L. Tornow
          Title:  Vice President and         Title:  Group Vice President
                Chief Financial Officer
                                        Revolving Loan Commitment: $65,000,000

                                      EXHIBIT B

                            BORROWER'S BUSINESS LOCATIONS


          (1) Borrower currently has the following business locations, and no others:




          (2) Borrower maintains its books and records relating to Accounts and General Intangibles at:




          (3) During the preceding five-year period, Borrower has had no office, place of business or agent for process located in any county other than as set forth above, except:




          (4) The following are Borrower's Distribution Centers as of July __, 1994:

                                      EXHIBIT D

                            JURISDICTION IN WHICH BORROWER
                             IS AUTHORIZED TO DO BUSINESS


          (1)


          (2)

                                      EXHIBIT E

                                   CORPORATE NAMES


          (1) Each Borrower's correct corporate name, as registered with the Secretary of State (Commonwealth) of its State (Commonwealth) of incorporation is:

                    Name                State (Commonwealth) of Incorporation

          (a)
          (b)
          (c)
          (d)

          (2) During the preceding five-year period, Borrower has used the following names:

                                      EXHIBIT F

                     PATENTS, TRADEMARKS, COPYRIGHTS AND LICENSES


          (1)  Borrower has no patents [, except].

          (2)  Borrower has no trademarks [, except].

          (3)  Borrower has no copyrights [, except].

          (4) Borrower has no licenses, other than routine business licenses, authorizing them to transact business in local jurisdictions [and the following:].

                                      EXHIBIT G

                                  CAPITAL STRUCTURE


          (1) The number of authorized shares of common stock of Borrower is _____________. The number of issued shares of common stock of Borrower is
     __________.  Borrower has no treasury stock.

          (2) All of the issued shares of Borrower are fully paid and non-assessable and are owned by the following Persons:


          (3)  Borrower has no Subsidiaries [, except the following:]

                       State of                Percent of Voting
     Name            Incorporation            Stock Borrower Owns

                                      EXHIBIT H

                CONTRACTS RESTRICTING BORROWER'S RIGHT TO INCUR DEBTS


          There are no contracts that restrict the right of Borrower to incur Indebtedness, except the following:

          (1)

          (2)

          None of the foregoing contracts restricts or prohibits Borrower from executing, delivering and performing this Agreement, the Other Agreements or the Security Documents or incurring any Obligations to Lender in accordance with this Agreement.

                                      EXHIBIT I

                                      LITIGATION


          (1) There are no proceedings pending against Borrower in any court, except as follows:

                                ______________________
                                ______________________

          (2) The only threatened litigation of which Borrower is aware is as follows:

                                ______________________
                                ______________________

                                      EXHIBIT J

                                    PENSION PLANS

                                      EXHIBIT K

                                   LABOR CONTRACTS


          Borrower has no agreements with any organization of its employees [, except the following:]

                                      EXHIBIT L

                          EXCEPTIONS TO COMPLIANCE WITH LAWS

                                      EXHIBIT M

                                  SURETY OBLIGATIONS

                                      EXHIBIT N

                                  CAPITALIZED LEASES


     Borrower has the following capitalized leases:

                                      EXHIBIT O

                                   OPERATING LEASES


     Borrower has the following operating leases:

                                      EXHIBIT P

                                COMPLIANCE CERTIFICATE

                               [LETTERHEAD OF BORROWER]

                                   __________, 19__

     TO:  _________________________
          _________________________
          _________________________

          The undersigned, in his capacity as the chief financial officer of Morgan Products Ltd. ("Borrower"), a Delaware corporation, gives this certificate to Barclays Business Credit, Inc. ("Agent") in accordance with the requirements of Section 9.1(J) of that certain Loan and Security Agreement dated July 14, 1994, among Borrower, the "Lenders" (as defined therein) and Barclays Business Credit, Inc., as agent for said Lenders (the "Loan Agreement"). Capitalized terms used in this Certificate, unless otherwise defined herein, shall have the meanings ascribed to them in the Loan Agreement:

          (1) Based upon my review of the balance sheets and statements of income of Borrower for the [fiscal year] [fiscal quarter] [fiscal month] ending ____________, 19__, copies of which are attached hereto, I hereby certify that:

               (a)  Tangible Net Worth as of ____________, 19__, is
     $___________;

               (b) The Ratio of Indebtedness to Tangible Net Worth as of __________________, 199___ is ________ to 1;

               (c) The Interest Coverage Ratio for twelve month period ending ______________ is ______________ to 1;

               (d)  Capital Expenditures during the fiscal year total
     $__________.

          (2)  No Default exists on the date hereof, other than:
     __________________________ (if none, so state); and

          (3)  No Event of Default exists on the date hereof, other than:
     __________________________ (If none, so state).

                                        Very truly yours,

                                        ______________________________
                                        Chief Financial Officer

                                      EXHIBIT Q

                                   PERMITTED LIENS

                                      EXHIBIT R

                           Landlord or Warehouse Locations